Exhibit 10.27

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TEMPUS AI, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO TEMPUS AI, INC. IF PUBLICLY DISCLOSED.

JOINT VENTURE AGREEMENT

by and among

SOFTBANK GROUP CORP.,

SOFTBANK GROUP JAPAN CORPORATION,

TEMPUS AI, INC.

and

PEGASOS CORP.

May 18, 2024

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TABLE OF SCHEDULES

Schedule 7.11	-	Shareholder Reserved Matters
Schedule 7.13(a)	-	Initial Business Plan Principles

TABLE OF EXHIBITS

Exhibit A	-	Form of Articles of Incorporation
Exhibit B	-	Form of License Fees Payment Timing Confirmation
Exhibit C	-	Form of SBG Subscription Agreement
Exhibit D-1	-	Form of Tempus Common Stock Subscription Agreement
Exhibit D-2	-	Form of Tempus Class A Stock Subscription Agreement

-ii-

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (this “Agreement”) is made effective as of May 18, 2024 (the “Effective Date”), by and among SoftBank Group Corp., a Japanese kabushiki kaisha (the “SBG Shareholder”), SoftBank Group Japan Corporation, a Japanese kabushiki kaisha (the “SBG Class A Shareholder”), Tempus AI, Inc., a Delaware corporation (the “Tempus Shareholder”) and Pegasos Corp., a Japanese kabushiki kaisha (the “Company”). The SBG Shareholder and the Tempus Shareholder are hereunder also referred to together as the “Initial Shareholders” and each individually as an “Initial Shareholder.” Unless otherwise specified in this Agreement or the context otherwise requires, any capitalized terms used in this Agreement have the meanings assigned to such terms in Section 1.

RECITALS

A. The SBG Shareholder is an investment and holding company headquartered in Tokyo, Japan.

B. The Tempus Shareholder is a developer and provider of an intelligent diagnostics platform using artificial intelligence for practical applications in healthcare, including for purposes of developing new treatment plans for patients with cancer.

C. Prior to the execution of this Agreement, the SBG Shareholder or one or more of its Affiliates has subscribed for certain Series G-5 Preferred Stock of the Tempus Shareholder pursuant to certain financing documents.

D. Concurrently with the execution of this Agreement, (1) the Tempus Shareholder and the Company have entered into the IP License Agreement, (2) the Tempus Shareholder and the Company have entered into the Data License Agreement, (3) the SBG Shareholder (or its designated Affiliates) and the Company have entered into the SBG Services Agreement and (4) the Tempus Shareholder and the Company have entered into the Tempus Services Agreement, each of which will become effective on, and contingent upon, the Closing, except the Data License Agreement which will become effective on the Effective Date.

E. The Initial Shareholders desire to form a joint venture to pursue the Business, which joint venture will operate through the Company, as set forth herein.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Initial Shareholders hereby agree as follows:

AGREEMENT

1. Definitions

For purposes of this Agreement:

1.1 “Affiliate” means any Person: (a) that is controlled by, controls or is under common control with a Shareholder (collectively, a “Controlled Person”), or (b) that is controlled by, controls or is under common control with any such Controlled Person, in each case for so long as such control continues. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) shall mean (x) the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or voting rights or other ownership interests, by Contract or otherwise); (y) the ownership of more than 50% of the issued share capital or other voting rights of such entity; or (z) the power to appoint a majority of the directors, managers, partners or other individuals exercising similar authority with respect to such Person by virtue of ownership of voting rights or management or Contract or in any other manner. Notwithstanding the foregoing, for purposes hereof, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Shareholder or any Affiliate of a Shareholder, and no Shareholder nor any Affiliate thereof shall be deemed to be an Affiliate of any other Shareholder or any Affiliate thereof by virtue of its equity ownership in the Company.

1.2 “Articles” means the amended and restated articles of incorporation (teikan) of the Company, which articles as of immediately prior to the Closing shall be in a form attached hereto as Exhibit A.

1.3 “Big 4 Accounting Firm” means KPMG, PricewaterhouseCoopers, Deloitte & Touche or Ernst & Young.

1.4 “Board” means the board of directors (torishimariyaku-kai) of the Company.

1.5 “Board Additional Funding Determination Date” means each date on which (a) the Board determines that the Company requires Additional Funding and (b) the Board authorizes the Total Additional Funding Amount, in each case in accordance with Section 6.2(b).

1.6 “Business” means: (a) the business of performing clinical sequencing in Japan, organizing patient data for patients in Japan and building a real-world data business utilizing such Japanese patient data; serving as a sales agent within Japan on behalf of the Tempus Shareholder for real-world data of patients based outside Japan, as may be expanded from time to time in accordance with Section 7.13(e) and (b) such other business within Japan as mutually agreed by the Shareholders pursuant to this Agreement.

1.7 “Business Day” means a day on which commercial banks in both California, United States and Japan are open to conduct their regular banking business.

1.8 “CFIUS” means the Committee on Foreign Investment in the United States, along with any member agency thereof acting in such capacity.

1.9 “CFIUS Clearance” shall occur only when one of the following conditions has been satisfied: (a) the SBG Shareholder and the Tempus Shareholder shall have received written notice from CFIUS stating that CFIUS has concluded that the transactions contemplated hereby are not a “covered transaction” as that term is defined under the DPA, and therefore are not subject to review by CFIUS; (b) the SBG Shareholder and the Tempus Shareholder shall have received written notice from CFIUS stating that the assessment, review or investigation of the transactions contemplated hereby under the DPA has concluded and that CFIUS has determined that there are no unresolved national security concerns; (c) CFIUS shall have sent a report to the President of the United States (the “President”) requesting the President’s decision or determination with regard to the transactions contemplated hereby and either (i) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (ii) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated hereby; or (d) the SBG Shareholder and the Tempus Shareholder shall have received written notice from CFIUS stating that CFIUS is not able to conclude action under the DPA with respect to the transactions contemplated hereby on the basis of the CFIUS Declaration and that the SBG Shareholder and the Tempus Shareholder may file a written notice, but CFIUS has not requested that the SBG Shareholder and the Tempus Shareholder file a written notice and has not initiated a unilateral CFIUS review of the transactions contemplated hereby under the DPA.

1.10 “Class A Stock” means non-voting Class A Stock of the Company (A-shu-shurui-kabushiki) as authorized by the Articles.

1.11 “Closing Regulatory Approvals” means the Regulatory Approvals described in Section 4.2(a).

1.12 “Common Stock” means Common Stock (futsū kabushiki) of the Company as authorized by the Articles.

1.13 “Companies Act” means the Companies Act of Japan (Act No. 86 of 2005 as amended) along with certain associated governmental ordinances.

1.14 “Company Interest” means, as of any applicable time, any and all issued and outstanding Company Shares, excluding any shares of Company Securities issued to employees of the Company pursuant to an Employee Incentive Plan.

1.15 “Company Securities” means shares of Common Stock, shares of Class A Stock, other new series or class of capital stock or other equity interests of the Company, including any securities or other instruments convertible into or exchangeable for, and options, warrants or other rights to acquire, any shares or other equity interests of the Company.

1.16 “Company Shares” means, as of any applicable time, any and all issued and outstanding shares of Common Stock, Class A Stock or other new series or class of capital stock of the Company on an as converted to Common Stock basis (without giving regard to whether they are actually convertible to Common Stock as of such applicable time).

1.17 “Contract” means any legally binding agreement, lease, license, contract, note, mortgage, indenture, arrangement or other similar obligation.

1.18 “Corporate Auditor” means a corporate auditor (kansa-yaku) of the Company with the powers and duties as specified in the Companies Act, the Articles and this Agreement.

1.19 “Data License Agreement” means the data license agreement, dated as of the Effective Date, by and between the Tempus Shareholder and the Company pursuant to which the Tempus Shareholder shall license certain de-identified data to the Company for use in connection with the Business.

1.20 “Director” means a director (torishimari-yaku) of the Company with the powers and duties as specified in the Companies Act, the Articles and this Agreement.

1.21 “DPA” means the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

1.22 “Exempt Issuances” means any (a) Company Securities issued to the SBG Shareholder prior to the Closing Date, (b) Company Securities issued to an Initial Shareholder on the Closing Date, (c) Company Securities issued in connection with any strategic transaction authorized by the Board and (d) Company Securities to be issued to employees of the Company pursuant to an Employee Incentive Plan.

1.23 “Fair Market Value Determination Date” means the Board Additional Funding Determination Date, the In-Kind Contribution Determination Date or the Consolidation Option Notice Date, as applicable.

1.24 “Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, arbitral body, commission or organization and any subdivision, branch or department of any of the foregoing, including any securities exchange.

1.25 “IFRS” means International Financial Reporting Standards.

1.26 “Insolvency Event” means with respect to any Person, any of the following:

(a) inability of the Person to pay its debts when due or the admission by such Person in writing of its inability to pay its debts as they fall due in the ordinary course of business;

(b) a court of competent jurisdiction makes an order or a resolution is validly and effectively passed, for the bankruptcy, insolvency, winding up, dissolution or judicial management or administration (as the case may be) of such Person otherwise than in the course of reorganization or restructuring;

(c) any attachment, sequestration, distress, execution or other legal process is levied, enforced or instituted against the assets of such Person and the same is not stayed, discharged, released or satisfied (as the case may be) within [***] days of such, levy or enforcement or institution (as the case may be);

(d) a liquidator, insolvency practitioner, judicial manager, receiver, administrator, custodian or other similar officer has been appointed (or a petition for the appointment of such officer has been presented) in respect of any assets of such Person and the same is not stayed, discharged, released or satisfied (as the case may be) within [***] days of such appointment or presentation of petition (as the case may be);

(e) such Person files a petition of bankruptcy or insolvency under applicable Law or a petition of bankruptcy or insolvency is admitted against the Person; or

(f) such Person convenes a meeting of its creditors or makes or proposes any arrangement or composition with or any assignment for the benefit of its creditors.

1.27 “Intellectual Property Rights” means all industrial or intellectual property rights under the Laws of any jurisdiction, including (a) patents, utility models, design rights and industrial design property rights; (b) copyrights (throughout this Agreement, including the rights under Articles 27 and 28 of the Copyright Act of Japan) and other rights associated with Works of Authorship and Databases; (c) rights with respect to Trade Secrets; (d) rights with respect to trademarks, service marks and trade dress, together with all goodwill associated therewith; (e) other proprietary rights in Technology; (f) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues of, and applications for, any of the foregoing; and (g) all causes of action and rights to sue resulting from or arising out of the foregoing.

1.28 “IP License Agreement” means the intellectual property license agreement, dated as of the Effective Date, by and between the Tempus Shareholder and the Company pursuant to which the Tempus Shareholder shall license the Tempus Technology and Tempus trademarks and logos to the Company for use in connection with the Business.

1.29 “JGAAP” means generally accepted accounting principles of Japan.

1.30 “Law” means any statute, law, constitution, treaty, ordinance, code, rule, regulation, Orders, licenses, permits, approvals and any other binding requirement or determination, or any interpretation, policy or administrative instruction having the force of law of any of the foregoing, of any Governmental Authority that are applicable to the Person and relevant activity, including the Companies Act.

1.31 “Licensed Data” has the meaning set forth in the Data License Agreement.

1.32 “Lien” means (a) any mortgage, lien, pledge, charge, license, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction or (b) any voting agreement, option, right of first offer, refusal or any transfer restriction in favor of any Person.

1.33 “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

1.34 “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

1.35 “Pro Rata Portion” means, with respect to any Shareholder, a fraction determined by dividing the number of Company Shares held by such Shareholder by the number of total issued and outstanding Company Shares, in each case on an as converted to Common Stock basis, as of the date of such calculation (without giving regard to whether they are actually convertible to Common Stock as of such applicable time).

1.36 “Regulatory Approvals” means any consents, authorizations, clearances and approvals required by applicable Law, including, for the avoidance of doubt, the Closing Regulatory Approvals.

1.37 “Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

1.38 “Representative Director” means a representative director (daihyo-torishimari-yaku) who is responsible for executing the business of the Company and who has such other powers and duties as specified in the Companies Act, the Articles and this Agreement.

1.39 “Restricted Territory” means Japan, South Korea, Thailand, Singapore, Malaysia, Indonesia, the Philippines, the United Arab Emirates, Saudi Arabia or any other territory where the Tempus Shareholder or any of its Affiliates, on the one hand, and the SBG Shareholder or any of its Affiliates, on the other hand, have mutually agreed to launch a joint venture or similar commercial relationship.

1.40 “SBG Brand License Agreement” means a brand license agreement in a form reasonably agreed by the SBG Shareholder, to be entered into by and between the SBG Shareholder (or its designated Affiliates), the Company and any other parties identified therein, having an effective date of the Closing Date [***].

1.41 “SBG Material Adverse Effect” means any change, event, claim, circumstance, matter or effect that, individually or in the aggregate with all other changes, events, claims, circumstances, matters and effects (collectively, “Effects”) that is, or would reasonably be expected to be or become, materially adverse to (a) the ability of the SBG Shareholder to perform any of its covenants or obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby in accordance with the terms of this Agreement or the other Transaction Documents or (b) the assets, operations, performance, results of operations or prospects of the SBG Shareholder.

1.42 “SBG Services Agreement” means the services agreement, dated as of the Effective Date, by and between the SBG Shareholder (or its designated Affiliates) and the Company pursuant to which the SBG Shareholder (or its designated Affiliates) shall provide certain services to the Company in connection with the Business.

1.43 “SBG Subscription Agreement” means the share subscription agreement, by and between the SBG Shareholder and the Company pursuant to which the SBG Shareholder shall subscribe for shares of Common Stock in accordance with Section 6.1(a)(i), in the form attached as Exhibit C.

1.44 “Shareholders” or “Shareholder” means the Initial Shareholders and any other holder of Common Stock, Class A Stock or other new series or class of shares of the Company.

1.45 “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions or (b) the equity or ownership interests of such other Person, in each case, is directly or indirectly owned or controlled by such first Person and/or by one or more of its Subsidiaries.

1.46 “Technology” has the meaning set forth in the IP License Agreement.

1.47 “Tempus Class A Stock Subscription Agreement” means the share subscription agreement, by and between the Tempus Shareholder and the Company pursuant to which the Tempus Shareholder shall subscribe for shares of Class A Stock in accordance with Section 6.1(a)(iii), in the form attached as Exhibit D-2.

1.48 “Tempus Common Stock Subscription Agreement” means the share subscription agreement, by and between the Tempus Shareholder and the Company pursuant to which the Tempus Shareholder shall subscribe for shares of Common Stock in accordance with Section 6.1(a)(ii), in the form attached as Exhibit D-1.

1.49 “Tempus Material Adverse Effect” means any Effect that is, or would reasonably be expected to be or become, materially adverse to (a) the ability of the Tempus Shareholder to perform any of its covenants or obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby in accordance with the terms of this Agreement or the other Transaction Documents or (b) the assets (including intangible assets such as the Tempus Technology), operations, performance, results of operations or prospects of the Tempus Shareholder.

1.50 “Tempus Services Agreement” means the services agreement, dated as of the Effective Date, by and between the Tempus Shareholder and the Company pursuant to which the Tempus Shareholder shall provide certain services to the Company in connection with the Business.

1.51 “Tempus Technology” has the meaning set forth in the IP License Agreement.

1.52 “Transaction Documents” means this Agreement, the Tempus Services Agreement, the SBG Services Agreement, the IP License Agreement, the Data License Agreement, the Articles, the SBG Brand License Agreement, the SBG Subscription Agreement, the Tempus Common Stock Subscription Agreement, the Tempus Class A Stock Subscription Agreement, and all other agreements and certificates executed and delivered by or on behalf of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby or thereby.

1.53 “Transfer” means to, directly or indirectly, sell, transfer, gift, assign, transfer any interest in trust, mortgage, alienate, hypothecate, pledge, encumber, grant a security interest in, or suffer to exist (whether by operation of Law or otherwise) any Lien on, any Company Securities or any right, title or interest therein or otherwise dispose of in any manner whatsoever voluntarily or involuntarily.

1.54 “US GAAP” means generally accepted accounting principles of the United States.

The following terms have the meanings set forth in the Sections set forth below:

Definition	Section
Additional Debt Financing	6.2(g)
Additional Funding	6.2(b)
Additional Funding Notice	6.2(c)
Additional Funding Shortfall Amount	6.2(e)
Additional Funding Shortfall Exercise Notice	6.2(f)
Additional Funding Shortfall Notice	6.2(e)
Additional In-Kind Contribution	6.2(j)
Agreement	Preamble
Arbitrator	14.4(b)
Business Plan	7.13(c)
CEO Resolution Period	7.12(b)
CFIUS Declaration	5.2(a)
CFIUS Notice	5.2(a)
Closing	4.1
Closing Cash Amount	3.1
Closing Date	4.1
Commercial Register	6.1(c)
Company	Preamble
Company Auditing Firm	7.14(c)
Confidential Information	14.8(a)
Consolidation Option	8.4
Consolidation Option Notice	8.4
Consolidation Option Notice Date	8.4
control	1.1
Controlled Person	1.1
Controlling Interest	8.4
Damages	14.2
Data Protection Laws	11.6
Data Support	9.5(a)
Data Support Business Opportunity	9.5(b)(i)
Data Support Business Opportunity ROFR	9.5(b)(iii)
Data Support Business Opportunity ROFR Exercise Notice	9.5(b)(iii)
Data Support Business Opportunity ROFR Notice	9.5(b)(i)
Data Support Business Opportunity ROFR Period	9.5(b)(iii)
Deadlock Matter	7.12(a)
Effective Date	Preamble
Effects	1.41
Employee Incentive Plan	7.16

Definition	Section
Exercise Notice	6.2(d)
Exercising Initial Shareholder	6.2(e)
Expert	7.12(c)
Fair Market Value	12.1
FEFTA Notification	4.2(a)(ii)
Fiscal Year	7.14(a)
Former Shareholder	14.8(c)
HIPAA	11.6
In-Kind Contribution Determination Date	6.2(j)
Indemnified Party	14.2
Indemnifying Party	14.2
Independent Appraiser	12.1
India JV	9.4
Initial Business Plan	7.13(a)
Initial Shareholder	Preamble
Joinder Agreement	14.22
License Fees	6.1(d)
Lock-in Period	8.1
Long Stop Date	13.2(b)
Long Stop Termination Effective Date	13.7
New Product Offering Updates	7.13(e)
New Product Offerings	7.13(e)
Outside JV	9.3
Outside JV Consultation Right	9.3
Outside JV Election	9.3
Outside JV Negotiation Period	9.3(a)(i)
Outside JV Notice	9.3(a)(i)
Outside JV ROFR	9.3
Outside JV ROFR Exercise Notice	9.3(b)(ii)
Outside JV ROFR Exercise Period	9.3(b)(ii)
Outside JV ROFR Notice	9.5(b)(i)
Outside JV ROFR Period	9.3(b)(ii)
Pre-closing Fees	13.7
President	1.9
ROFR Election Notice	8.2(c)
ROFR Securities	8.2(b)
SBG Class A Shareholder	Preamble
SBG Directors	7.2(b)
SBG Shareholder	Preamble
SBG Shareholder Class A Purchase Price	6.1(b)
SBG Shareholder Class A Shares	6.1(b)
SBG Shareholder Common Shares	6.1(a)(i)
SBG Shareholder Common Subscription Amount	6.1(a)(i)
SBG Shareholder Existing Shares	3.1

Definition	Section
Senior Executive Resolution Period	7.12(a)
Shareholder Register	6.1(c)
Shareholder Reserved Matters	7.11(a)
SIAC	14.4(a)
SPV	8.5
Tempus Directors	7.2(b)
Tempus Shareholder	Preamble
Tempus Shareholder Class A Shares	6.1(a)(iii)
Tempus Shareholder Class A Subscription Amount	6.1(a)(iii)
Tempus Shareholder Common Shares	6.1(a)(ii)
Tempus Shareholder Common Subscription Amount	6.1(a)(ii)
Third-Party Data Support Agreement	9.5(b)(i)
Third-Party Outside JV Term Sheet	9.3(b)(i)
Total Additional Funding Amount	6.2(b)
Transfer Notice	8.2(b)
Transferring Shareholder	8.2(b)
Valuation Opinion	4.3(e)

2. Purpose of Joint Venture

2.1 The Shareholders hereby associate themselves in a joint venture relationship which shall have as its principal purpose the establishment, development and operation of the Business.

3. Joint Venture Entity

3.1 Joint Venture Entity. The SBG Shareholder and the Tempus Shareholder agree that the joint venture contemplated by this Agreement shall be carried out by the Company, a Japanese kabushiki kaisha incorporated prior to the Effective Date by the SBG Shareholder. As of immediately prior to the Closing, the Company’s corporate name shall be “株式会社SB TEMPUS” in Japanese and “SB TEMPUS Corp.” in English (which such name may be used by the Company subject to the terms of Section 14.10) and the Company’s articles of incorporation shall be the Articles. As of immediately prior to the Closing, the SBG Shareholder will hold [***] shares of Common Stock (the “SBG Shareholder Existing Shares”) and the Company will hold cash and deposits in an amount equal to ¥[***] (the “Closing Cash Amount”) and will have no other assets or liabilities. The Company shall continue in existence in perpetuity, until dissolved, liquidated and wound up in accordance with this Agreement, the Articles and applicable Law.

4. Closing; Conditions to Close

4.1 Closing. Unless otherwise mutually agreed in writing between the SBG Shareholder and the Tempus Shareholder, the consummation of the transactions described in Section 6.1 (the “Closing”) shall take place on the fifth (5th) Business Day after the date that each of the conditions set forth in Section 4.2 (other than conditions that by their nature are to be satisfied at the Closing) has been satisfied or, to the extent permitted by applicable Law, waived in writing by the applicable Initial Shareholders (such date, the “Closing Date”).

4.2 Conditions to Closing of Each of the Initial Shareholders. The obligations of each of the Initial Shareholders to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, mutual written waiver by each Initial Shareholder, at or prior to the Closing, of each of the following conditions:

(a) Closing Regulatory Approvals.

(i) The CFIUS Clearance shall have been obtained;

(ii) the Tempus Shareholder shall have filed a prior notification of an inward direct investment under the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949 as amended) (the “FEFTA Notification”) and the applicable waiting period shall have elapsed without objection from any Governmental Authority; and

(iii) all other approvals by a Governmental Authority which are required with respect to the transactions contemplated by Section 6.1 shall have been obtained.

(b) No Legal Restraints. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and that has the effect of making this Agreement or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise impedes or materially restrains the consummation of the any of the transactions contemplated by this Agreement or any other Transaction Document.

(c) Mechanics for Required Payments under IP License Agreement and Data License Agreement. At least [***] Days prior to the Closing Date, the Company shall have provided all required signatures and approvals needed for it to initiate, immediately following the Closing Date but in no event longer than [***] Days following the Closing Date, the License Fees in compliance with the requirements of this Agreement, the IP License Agreement and the Data License Agreement.

4.3 Conditions to Closing of the SBG Shareholder. The obligations of the SBG Shareholder to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, a written waiver by the SBG Shareholder, at or prior to the Closing, of each of the following conditions:

(a) Tempus Shareholder Representations and Warranties. Each of the representations and warranties of the Tempus Shareholder contained in Section 11 shall be true and correct in all respects on and as of the Effective Date and the Closing Date (or, if made as a specified date, as of such date).

(b) No Tempus Material Adverse Effect. From the Effective Date, there shall not have occurred a Tempus Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Tempus Material Adverse Effect.

(c) Other Transaction Documents. Each of the SBG Brand License Agreement, the Tempus Common Stock Subscription Agreement and the Tempus Class A Stock Subscription Agreement shall have been duly executed by the parties thereto.

(d) Initial Business Plan. The Initial Business Plan shall have been finalized, as contemplated by Section 7.13(a).

(e) Valuation of Tempus Technology. The SBG Shareholder shall have received an opinion (the “Valuation Opinion”) to its reasonable satisfaction issued by KPMG with respect to the valuation of the Tempus Technology; provided that if the SBG Shareholder has not received the Valuation Opinion on or before [***], then such condition shall not be a condition to Closing.

4.4 Conditions to Closing of the Tempus Shareholder. The obligations of the Tempus Shareholder to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, a written waiver by the Tempus Shareholder, at or prior to the Closing, of each of the following conditions:

(a) SBG Shareholder Representations and Warranties. Each of the representations and warranties of the SBG Shareholder contained in Section 10 shall be true and correct in all respects on and as of the Effective Date and on the Closing Date (or, if made as of a specified date, as of such date).

(b) No SBG Material Adverse Effect. From the Effective Date, there shall not have occurred an SBG Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in an SBG Material Adverse Effect.

(c) Other Transaction Documents. The SBG Subscription Agreement shall have been duly executed by the parties thereto.

(d) Initial Business Plan. The Initial Business Plan shall have been finalized, as contemplated by Section 7.13(a).

5. Reasonable Best Efforts to Complete; Closing Regulatory Approvals

5.1 Subject to the terms and conditions of this Agreement:

(a) Each of the Initial Shareholders shall use its reasonable best efforts to (i) take promptly, or cause to be taken promptly, all actions necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, (ii) cause all conditions to Closing set forth in Section 4.2, Section 4.3 and Section 4.4 to occur, (iii) send all necessary notices and obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder, (iv) effect all necessary registrations and filings and (v) remove any injunctions or other impediments or delays, legal or otherwise, in each case, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the Initial Shareholders the benefits contemplated by this Agreement.

(b) In furtherance and not in limitation of the terms of Section 5.1(a), the Initial Shareholders shall cooperate fully with each other and act in good faith in connection with the prompt negotiation, finalization and due execution by the Closing of the SBG Brand License Agreement.

(c) In furtherance and not in limitation of the terms of Section 5.1(a), each Initial Shareholder shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all Closing Regulatory Approvals from all Governmental Authorities to the extent any are required at any time with respect to the transactions contemplated by Section 6.1, it being understood and agreed that the Tempus Shareholder shall prepare and file promptly, but in any event not later than [***] Days after the Effective Date, the FEFTA Notification. Each Initial Shareholder shall cooperate fully with the other Initial Shareholder and its Affiliates in promptly seeking to obtain all such Closing Regulatory Approvals. No Initial Shareholder shall willfully take any action that can reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such Closing Regulatory Approvals.

(d) To the extent required to comply with the terms of Sections 5.1(a) and 5.1(c), all analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of any Initial Shareholder before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with any Closing Regulatory Approval (but, for the avoidance of doubt, not including any disclosure which is not permitted by applicable Law or any disclosure containing Confidential Information) shall be disclosed to the other Initial Shareholder in advance of any filing, submission or attendance, it being the intent that each Initial Shareholder will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. To the extent required to comply with the terms of Sections 5.1(a) and 5.1(c), each Initial Shareholder shall (subject to applicable Law or any requirement of non-disclosure given by the applicable Governmental Authority) give notice to the other Initial Shareholder with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority with respect to any Closing Regulatory Approval, with such notice being sufficient to provide the other Initial Shareholder with the opportunity to attend and participate in such meeting, discussion, appearance or Contract.

(e) Notwithstanding the foregoing or anything else in this Agreement, in no event shall any Initial Shareholder or any of its Affiliates be required to propose, commit or agree (through order, consent decree, settlement or otherwise) to (i) license, sell, divest, hold separate or otherwise dispose of, directly or indirectly, any of such Initial Shareholder’s own assets, or any operations, divisions, subsidiaries, specific assets or categories of assets, specific products or categories of products, product lines or businesses of such Initial Shareholder or its Affiliates, (ii) terminate any material existing relationships and contractual rights and obligations of such Initial Shareholder or its Affiliates or (iii) take any actions or make any behavioral commitments that may limit or modify such Initial Shareholder’s or its Affiliates’ rights of ownership in, or ability to conduct the business of, any of its operations, divisions, businesses, product lines, specific products, categories of products, customers, specific assets or categories of assets. In addition, each Initial Shareholder shall use its reasonable best efforts to defend through litigation on the merits of any claim asserted in court by any party against such Initial Shareholder or its Affiliates in order to avoid entry of, or to have vacated or terminated, any Order by any Governmental Authority (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing or payment of the amounts contemplated by Section 6.1.

5.2 CFIUS.

(a) Notwithstanding the obligations set forth in Section 5.1 or anything else in this Agreement, the SBG Shareholder and the Tempus Shareholder (and their respective Affiliates, if applicable) shall cooperate and undertake their respective reasonable best efforts to prepare and submit promptly, but in any event not later than [***] Days after the Effective Date (or such other date as may be mutually agreed between the Initial Shareholders), a declaration to CFIUS (“CFIUS Declaration”) pursuant to the DPA with respect to the Initial Shareholders’ participation in the transactions contemplated under this Agreement. If CFIUS requests, pursuant to the DPA, that the SBG Shareholder and the Tempus Shareholder file a written notice regarding the transactions contemplated under this Agreement, or if the CFIUS Clearance has not been obtained at the conclusion of the CFIUS Declaration’s assessment period, the SBG Shareholder and the Tempus Shareholder agree to prepare and submit a draft joint voluntary notice (“CFIUS Notice”) within [***] Days of the conclusion of the CFIUS Declaration’s assessment period. Each Initial Shareholder shall promptly respond to any CFIUS request for information and/or documents with respect to such draft notice and/or the transactions contemplated thereby. As promptly as practicable following the receipt of notification from CFIUS that it has concluded its review of the draft notice, the SBG Shareholder and the Tempus Shareholder will jointly file with CFIUS a voluntary notice under the DPA.

(b) Notwithstanding the obligations set forth in Section 5.1 or anything else in this Agreement, each of the SBG Shareholder and the Tempus Shareholder (and their respective Affiliates, if applicable) shall cooperate and undertake its reasonable best efforts to (i) as promptly as practicable respond to any CFIUS request for information and/or documents with respect to such filings and/or the transactions contemplated hereby, and respond to CFIUS question sets within the prescribed period for response, or within such longer period of time permitted by CFIUS; (ii) permit each other to review any material communication by the other (subject to appropriate redactions to maintain the confidentiality of business information as mutually agreed to by the parties), and consult with the other in advance of any planned meeting or conference, with CFIUS, and, to the extent permitted by CFIUS, grant each other the opportunity to attend and participate in any such planned meeting or conference; provided that neither the SBG Shareholder nor the Tempus Shareholder shall be obligated to disclose to the other any communication to CFIUS that either the SBG Shareholder or the Tempus Shareholder considers to be proprietary or confidential; and (iii) keep each other timely apprised of the status and content of any material communications with, and any inquiries or requests for additional information or documentary material from, CFIUS, in the case of each of clauses (i) through (iii), to the extent permitted by applicable Law and subject to customary confidentiality and all applicable privileges (including the attorney-client privilege).

(c) Notwithstanding the obligations set forth in Section 5.1 or anything else in this Agreement, the SBG Shareholder and the Tempus Shareholder shall each use its reasonable best efforts to take all action necessary to obtain the CFIUS Clearance as soon as practicable, including using its reasonable best efforts to take all such action as reasonably may be necessary to resolve objections (if any) that CFIUS may assert with respect to the transactions contemplated hereby; provided that each of the SBG Shareholder and the Tempus Shareholder (and their respective Affiliates, if applicable) shall not be required to accept any term or restriction that, in its reasonable discretion and only as such a restriction affects the objecting party’s interests: (A) materially restricts the SBG Shareholder or the Tempus Shareholder, as applicable, from directing, overseeing or causing the direction of the management and operations of the Company, including any form of proxy agreement, voting trust agreement or other similar governance structure; (B) impairs the collaboration and exchange of information among the SBG Shareholder, the Tempus Shareholder and the Company as contemplated by this Agreement, any of the other Transaction Documents or any other Contract between the SBG Shareholder and the Tempus Shareholder; or (C) materially impairs the business operations of the Tempus Shareholder or its Affiliates that are unrelated to the Company and the Transaction Documents. If during any CFIUS review or investigation period, CFIUS offers the SBG Shareholder and the Tempus Shareholder an opportunity to withdraw and resubmit the relevant CFIUS filing, each of the SBG Shareholder and the Tempus Shareholder (and their respective Affiliates, if applicable) agree to withdraw and resubmit upon CFIUS’ first such offer, and, for any subsequent such offers, each of the SBG Shareholder and the Tempus Shareholder (and their respective Affiliates, if applicable) shall coordinate with the other and submit such withdrawal and refiling only if mutually agreed upon by both parties.

5.3 Preparation for Transfer of, and Access to, Licensed Data. Promptly following the Effective Date, each of the SBG Shareholder and the Tempus Shareholder (and their respective Affiliates, if applicable) shall cooperate and use its reasonable best efforts to take all actions necessary to prepare for the transfer of the Licensed Data, and make such Licensed Data available, to the Company pursuant to the Data License Agreement. In furtherance and not in limitation of the foregoing, the Tempus Shareholder shall (a) permit the SBG Shareholder to review and consult with the Tempus Shareholder regarding the standard data filters available on the Tempus platform, (b) provide the SBG Shareholder with a proposal of inclusion criteria for the initial batch of Licensed Data to be licensed to the Company pursuant to the Data License Agreement and (c) cooperate with SBG Shareholder to agree upon and finalize such inclusion criteria prior to the Closing Date.

6. Funding of the Company

6.1 Initial Funding.

(a) Subscription for Company Securities. The Company shall, as of the Closing Date, have authorized capital stock consisting of [***] authorized shares of Common Stock and [***] authorized shares of Class A Stock with the rights and restrictions set forth in the Companies Act, the Articles and this Agreement. The Company’s initial equity shall be funded as follows:

(i) SBG Shareholder Subscription for Common Stock. On the terms and subject to the conditions of this Agreement, at the Closing, the Company shall offer to the SBG Shareholder, and the SBG Shareholder shall subscribe for, [***] shares of Common Stock (the “SBG Shareholder Common Shares”), for an aggregate subscription amount of ¥14,922,000,000 in cash (the “SBG Shareholder Common Subscription Amount”), which amount represents a subscription amount of ¥14,925,000,000 reduced by the Closing Cash Amount, which together with the SBG Shareholder Existing Shares, will represent 50% of all of the issued and outstanding shares of Common Stock as of the Closing and 49.5% of Company Interest as of the Closing. At the Closing, the SBG Shareholder shall deliver the SBG Shareholder Common Subscription Amount to the Company by wire transfer of immediately available funds, and the Company shall issue the SBG Shareholder Common Shares to the SBG Shareholder.

(ii) Tempus Shareholder Subscription for Common Stock. On the terms and subject to the conditions of this Agreement, at the Closing and subject to the conditions set forth in Section 4.2(c), the Company shall offer to the Tempus Shareholder, and the Tempus Shareholder shall subscribe for [***] shares of Common Stock (the “Tempus Shareholder Common Shares”), for an aggregate subscription amount of ¥14,925,000,000 in cash (the “Tempus Shareholder Common Subscription Amount”), representing 50% of all of the issued and outstanding shares of Common Stock as of the Closing and 49.5% of Company Interest as of the Closing. At the Closing, the Tempus Shareholder shall deliver the Tempus Shareholder Common Subscription Amount to the Company by wire transfer of immediately available funds and the Company shall issue the Tempus Shareholder Common Shares to the Tempus Shareholder.

(iii) Tempus Shareholder Subscription for Class A Stock. On the terms and subject to the conditions of this Agreement, at the Closing, the Company shall offer to the Tempus Shareholder, and the Tempus Shareholder shall subscribe for [***] shares of Class A Stock (the “Tempus Shareholder Class A Shares”), for an aggregate subscription amount of ¥150,000,000 in cash (the “Tempus Shareholder Class A Subscription Amount”), representing 100% of all of the issued and outstanding shares of Class A Stock as of the Closing and 1% of Company Interest as of the Closing (in each case until the effectiveness of the sale and purchase of SBG Shareholder Class A Shares in accordance with Section 6.1(b)). At the Closing, the Tempus Shareholder shall deliver the Tempus Shareholder Class A Subscription Amount to the Company by wire transfer of immediately available funds and the Company shall issue the Tempus Shareholder Class A Shares to the Tempus Shareholder.

(b) Transfer of Class A Stock to SBG Preferred Shareholder. At the Closing and immediately after the issuance of the Tempus Shareholder Class A Shares to the Tempus Shareholder in accordance with Section 6.1(a)(iii), on the terms and subject to the conditions of this Agreement and notwithstanding Section 8.1, the Tempus Shareholder shall sell to the SBG Class A Shareholder, and the SBG Class A Shareholder shall purchase and acquire from the Tempus Shareholder, [***] shares of Class A Stock (the “SBG Shareholder Class A Shares”), for an aggregate purchase price of ¥75,000,000 in cash (the “SBG Shareholder Class A Purchase Price”), representing 50% of all the issued and outstanding shares of Class A Stock as of the Closing and 0.5% of Company Interest as of the Closing. At the Closing and immediately after the issuance of Class A Stock to the Tempus Shareholder as described in Section 6.1(a)(iii), the SBG Class A Shareholder shall deliver the SBG Shareholder Class A Purchase Price to the Tempus Shareholder by wire transfer of immediately available funds and the SBG Shareholder, the SBG Class A Shareholder, the Tempus Shareholder and the Company shall take all actions to effectuate and perfect the transfer of the SBG Shareholder Class A Shares to the SBG Class A Shareholder.

(c) Update to Registers. Promptly after (i) the subscription for shares of Company Securities by the SBG Shareholder and the Tempus Shareholder as set forth in Section 6.1(a) and (ii) the transfer of the SBG Shareholder Class A Shares from the Tempus Shareholder to the SBG Class A Shareholder as set forth in this Section 6.1(c), the Company shall (x) reflect such subscription and transfer of such shares of the Company Securities in the shareholder register of the Company (the “Shareholder Register”) and (ii) amend the registration of the commercial register of the Company (the “Commercial Register”) to reflect such subscription.

(d) Confirmation Regarding Compliance with Payment Timing of License Fees. At least [***] Days prior to the Closing Date, the SBG Shareholder shall deliver to the Tempus Shareholder written confirmation in the form attached hereto as Exhibit D, confirming the expected timing for payments to be made by the SBG Shareholder pursuant to this Agreement and for subsequent payments to be made by the Company pursuant to Section 3.1 of the IP License Agreement and Section 6.b. of the Data License Agreement (collectively, the “License Fees”) in compliance with the requirements of this Agreement, the IP License Agreement and the Data License Agreement.

6.2 Preemptive Rights; Additional Funding.

(a) Each Initial Shareholder shall have the right (but not the obligation) to (i) subscribe for any or all of its Pro Rata Portion of any proposed issuance by the Company of any Company Securities, other than for Exempt Issuances and (ii) participate with respect to any or all of its Pro Rata Portion in any debt financing raised by the Company. Unless otherwise agreed by both the Initial Shareholders, each Initial Shareholder may allocate any portion of its preemptive rights set forth in this Section 6.2 amongst itself and its Affiliates, subject to such Affiliates becoming a party to this Agreement and that such Initial Shareholder shall remain responsible for the performance of its Affiliate’s obligations as a Shareholder hereunder. Failure by an Initial Shareholder to exercise its preemptive rights with respect to a particular issuance of Company Securities or debt financing shall not constitute a waiver of such Initial Shareholder’s right to exercise its preemptive rights for subsequent issuances or debt financings.

(b) If, following the Closing and the initial funding pursuant to Section 6.1, the Board (i) determines that the Company requires additional funding to execute the Business Plan then in effect (“Additional Funding”) and (ii) authorizes the amount thereof, such amount not to exceed the shortfall amount reasonably required to so execute such Business Plan (the “Total Additional Funding Amount”), then the Company shall, from time to time, issue to the Initial Shareholders Additional Funding Notices promptly following the Board’s determination, instruction and authorization. As part of any such Board determination, instruction and authorization, the Board may determine that such Additional Funding (or any portion thereof) may be funded by way of in-kind contribution; provided that whether any Initial Shareholder may actually so fund by way of an in-kind contribution will be a Shareholder Reserved Matter subject to Section 7.11; provided, further, that any such in-kind contribution shall be governed by the terms of Section 6.2(j). The Board shall in good faith determine the valuation of the Company as of the Board Additional Funding Determination Date based on which the Additional Funding will be raised; provided that in the event the Board fails to so determine within [***] Days, the valuation of the Company for purposes of the Additional Funding shall be the Fair Market Value and the costs and expenses of determining such Fair Market Value shall be borne by the Company.

(c) Each “Additional Funding Notice” shall specify, for each Initial Shareholder:

(i) the purpose for which such Additional Funding Notice is being issued;

(ii) (A) the Total Additional Funding Amount requested from all Initial Shareholders in the aggregate and from each Initial Shareholder respectively (which in all cases shall be based on each Initial Shareholder’s Pro Rata Portion of the Total Additional Funding Amount) and (B) the amount and class of Company Securities to be issued to each Initial Shareholder assuming receipt of the Total Additional Funding Amount (provided that unless otherwise approved by the Board and agreed by the Initial Shareholder receiving such Company Securities, each Initial Shareholder shall receive, in respect of its Additional Funding, Company Securities of the same class as the Company Securities held by such Initial Shareholder);

(iii) whether such Additional Funding (or any portion thereof) may be funded by way of in-kind contribution, subject to Section 6.2(j);

(iv) the bank account to which such Additional Funding should be paid and other information and instructions necessary to effect the applicable payment to such bank account (it being understood and agreed that such information and instructions may be provided separately for security purposes so long as such information and instructions are provided substantially concurrently with the Additional Funding Notice); and

(v) the date by which such Additional Funding is to be made, which in no event may be earlier than the [***] Day following delivery of such Additional Funding Notice.

(d) Each Initial Shareholder may elect to fund any or all of its Pro Rata Portion of the Total Additional Funding Amount specified in the Additional Funding Notice by delivering a written notice to the Company (an “Exercise Notice”), setting out (i) the amount of Additional Funding to be funded by such Initial Shareholder, (ii) the applicable number of Company Securities to be issued to such Initial Shareholder and (iii) subject to Section 6.2(j), whether such Initial Shareholder desires to fund such Additional Funding by way of in-kind contribution (if permitted by the applicable Additional Funding Notice). Such Exercise Notice shall constitute exercise by such Initial Shareholder of its rights under Section 6.2(a) and a binding agreement of such Initial Shareholder to fund the amount of Additional Funding specified in the Exercise Notice. If any Initial Shareholder shall not have delivered an Exercise Notice to the Company within [***] Days following receipt of the Additional Funding Notice, the Company shall deliver a duplicate copy of its Additional Funding Notice to such Initial Shareholder, and such Initial Shareholder shall, within [***] days following receipt of such duplicate copy, deliver an Exercise Notice to the Company or notify the Company in writing of its intent not to fund its Pro Rata Portion of such Total Additional Funding Amount. If, at the termination of such [***]-day period, such Initial Shareholder shall not have delivered a notice to the Company in accordance with the preceding sentence, then such Initial Shareholder shall be deemed to have waived all its rights under Section 6.2(a) with respect to its preemptive rights for such particular issuance of Company Securities or debt financing.

(e) In the event that one of the Initial Shareholders affirmatively declines or is deemed to have waived its rights to fund its Pro Rata Portion of the Total Additional Funding Amount specified in the Additional Funding Notice in full, the Company shall give the option to the other Initial Shareholder that has delivered an Exercise Notice and has subscribed for its entitled Company Securities in full (the “Exercising Initial Shareholder”) by giving written notice promptly upon the expiration of such [***] Day period (the “Additional Funding Shortfall Notice”) to fund such unfulfilled portion of the Total Additional Funding Amount (the “Additional Funding Shortfall Amount”). The Additional Funding Shortfall Amount may be fulfilled by the Exercising Initial Shareholder, in its sole discretion, by (i) subscribing for the applicable number of Company Securities set forth in the applicable Additional Funding Notice, (ii) making a shareholder loan on commercially reasonable and arms’ length terms or (iii) causing the Company to obtain a third-party debt financing on commercially reasonable and arms’ length terms; provided that the option of subscribing for additional Company Securities pursuant to the preceding clause (i) shall be capped at a cumulative aggregate amount (across all Additional Fundings approved by the Board) of $[***] ($[***] funded by each Initial Shareholder as an Exercising Initial Shareholder) and shall not be available to either Initial Shareholder for any amount above such cap. To clarify, once each Initial Shareholder has funded $[***] in Additional Fundings (for an aggregate Additional Funding of $[***]) pursuant to the preceding clause (i), all Additional Funding must be in the form of debt pursuant to clauses (ii) or (iii) in the preceding sentence.

(f) Such Exercising Initial Shareholder shall have [***] Days following receipt of the Additional Funding Shortfall Notice, to deliver a written notice to the Company setting out (i) the portion of the Additional Funding Shortfall Amount to be funded in accordance with Section 6.2(e)(i), Section 6.2(e)(ii) or Section 6.2(e)(iii), as applicable, (ii) the number of Company Securities to be issued to such Exercising Initial Shareholder (if such Additional Funding Shortfall Amount is to be funded in accordance with Section 6.2(e)(i)) and (iii) subject to Section 6.2(j), whether such Exercising Initial Shareholder desires to fund such Additional Funding (or any portion thereof) by way of in-kind contribution (if permitted by the applicable Additional Funding Notice) (the “Additional Funding Shortfall Exercise Notice”). If, at the termination of such [***] Day-period, any Initial Shareholder shall not have delivered an Additional Funding Shortfall Exercise Notice to the Company, such Initial Shareholder shall be deemed to have waived all of its rights under Section 6.2(e) to fund or cause the funding, as applicable, of the Additional Funding Shortfall Amount.

(g) In the event the Exercising Initial Shareholder elects to fund (or cause to be funded) a portion of the Additional Funding Shortfall Amount pursuant to Section 6.2(e)(ii) or Section 6.2(e)(iii) (each, an “Additional Debt Financing”), each of the Initial Shareholders and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain such Additional Debt Financing on commercially reasonable terms as promptly as practicable at the Company’s cost and expense, including (x) to cause any nominee Directors to approve the applicable Additional Debt Financing in accordance with Section 6.2(e) and (y) in the case of any third-party financing, to provide such cooperation as may be reasonably requested by any prospective third-party lender (provided that in no event shall any of the Initial Shareholders or the Company be required to provide or cause to be provided such assistance that would, in such party’s reasonable discretion, (A) unreasonably interfere with its ongoing business operations or (B) conflict with, or result in any violation or breach of, any applicable Laws, any organizational documents of such party or any Contract or obligations of confidentiality binding on such party and not created in contemplation hereof), including:

(i) causing management teams of the Company, with appropriate seniority and expertise, at reasonable times and upon reasonable advance notice, to participate in a reasonable number of meetings, conference calls, due diligence sessions and similar presentations with any prospective third-party lenders or investors and rating agencies (any or all of the foregoing which may be virtual);

(ii) reasonably assisting with the preparation of customary rating agency presentations, bank information memoranda, customary authorization letters and other customary marketing and syndication materials (which may only be distributed to a third party to the extent permitted by a confidentiality agreement entered into between the Company and such third party) reasonably and customarily required and reasonably requested by the prospective third-party lenders in connection with such third-party financing, in each case solely with respect to information relating to the Company’s business;

(iii) furnishing the prospective third-party lenders, with all documentation and other information required by regulatory authorities under the applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations that has been reasonably requested by the prospective third-party lenders in writing;

(iv) reasonably assisting with the negotiation, preparation and execution of any certificate of designations, credit agreement, guarantee, pledge and security documents or other definitive financing and investment documents contemplated by the third-party financing, and any certificates (including a customary solvency certificate) and schedules related thereto and other agreements, documents or certificates relating to the third-party financing, any certificates and schedules related thereto, and otherwise reasonably assist in facilitating the pledging of collateral or otherwise granting Liens contemplated by the third-party financing, as may be reasonably requested by the prospective third-party lenders in writing; provided, however, that neither Initial Shareholder will be obligated to guarantee any indebtedness of the Company nor pledge or encumber any assets of it or any of its Affiliates to support the Company’s indebtedness; and

(v) providing the prospective third-party lenders with financial information derived from the historical books and records of the Company and its Subsidiaries and other pertinent information relating to the Company and its Subsidiaries reasonably requested by the prospective third-party lenders as is reasonably necessary for the completion of such third-party financing.

(h) The Company shall allot and issue to each Initial Shareholder delivering an Exercise Notice (and Additional Funding Shortfall Exercise Notice, if applicable) pursuant to Section 6.2(f), and such Initial Shareholder shall subscribe for, at the price and on the terms specified in the Additional Funding Notice, the number of Company Securities specified in such Initial Shareholder’s Exercise Notice (and Additional Funding Shortfall Exercise Notice, if applicable).

(i) For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, following the Closing and the initial funding pursuant to Section 6.1, no Shareholder shall be required to make any capital contribution or provide any Additional Funding, in cash or otherwise, to the Company or to provide any loan, loan guaranty or other financial assistance or support on behalf of the Company.

(j) Unless approved by the Board in accordance with Section 6.2(b) and subject to Section 7.11, any and all Additional Funding and any funding thereof by the Initial Shareholders as described in this Section 6.2 shall be made on a cash basis. Without limiting the generality of the foregoing, if an Initial Shareholder desires to fund any or all of the Additional Funding it is entitled to fund by way of in-kind contribution (“Additional In-Kind Contribution”) by indicating as such in the Exercise Notice or the Additional Funding Shortfall Exercise Notice (the date on which such written notice is delivered, the “In-Kind Contribution Determination Date”) and the Initial Shareholder not making the Additional In-Kind Contribution, in its sole and absolute discretion, approves the Additional In-Kind Contribution pursuant to Section 7.11, then the Initial Shareholder desiring to make such Additional In-Kind Contribution shall bear the burden, cost and expense of establishing the Fair Market Value of such Additional In-Kind Contribution, and the other Initial Shareholder shall have the right to approve such Fair Market Value (such approval not to be unreasonably withheld). The Initial Shareholders and the Company shall comply with the Companies Act to conduct any Additional In-Kind Contributions.

(k) For the avoidance of doubt, the rights and obligations of the Initial Shareholders set forth in this Section 6.2 shall apply to their respective permitted Transferees pursuant to the terms of this Agreement based on such permitted Transferees’ respective Pro Rata Portions.

7.	Governance of the Company

7.1 Operation of the Company. Each Shareholder agrees to do and perform such acts and things, as may be reasonably necessary or desirable for purposes of ensuring that the Company shall be operated in accordance with the terms of this Agreement and the other Transaction Documents, including to cause the Company to hold a Shareholders’ meeting (including a meeting of class Shareholders, if applicable) or a Board meeting in accordance with applicable Law, the Articles and this Agreement, and to vote, or cause to be voted, all Company Securities owned by it, or over which such Shareholder has voting control, and to cause its nominee Directors to approve matters at meetings of the Board, from time to time and at all times, in whatever manner as shall be necessary to effect the terms hereof. Unless authorized to do so by the Board, or as mutually agreed by the Initial Shareholders in writing, no Shareholder shall have any power or authority to bind or obligate the Company in any way or any authority to act for the Company or on its behalf.

7.2 Board of Directors.

(a) The Board shall have the powers and authority set forth in the Articles, as provided under applicable Law and as expressly set forth in this Agreement, subject to the limitations set forth in this Agreement. Except for the matters reserved for the approval of the Shareholders under the Articles, applicable Law or Section 7.11, the Board shall have the exclusive and complete authority, power and discretion to manage and control the business and affairs of the Company, subject to the right of the Board to delegate such power and authority to officers or others responsible for day-to-day operations of the Company to the extent permitted by applicable Law.

(b) The Board shall consist of [***] Directors, which subject to Section 7.2(c), [***] of whom shall be nominated by the SBG Shareholder [***] (collectively, the “SBG Directors”), and [***] of whom shall be nominated by the Tempus Shareholder, [***] (collectively, the “Tempus Directors”). For the [***] years following the Closing Date, the Chairperson of the Board shall be nominated by [***] and the Vice-Chairperson of the Board shall be nominated by [***]. For the [***] years thereafter, the Chairperson of the Board shall be nominated by [***] and the Vice-Chairperson shall be nominated by [***]. Each of the Chairperson and the Vice-Chairperson shall only have one vote as a Director at the time of any vote and shall not have any additional tie-breaking vote. Each Shareholder shall take any necessary actions pursuant to Section 7.1 in order to ensure that the composition of the Board is as set forth in this Section 7.2.

(c) Notwithstanding Section 7.2(b):

(i) if an Initial Shareholder owns at least [***] of Company Interest, then such Initial Shareholder shall have the right to nominate [***] Directors; provided that [***];

(ii) if an Initial Shareholder owns less than [***] of Company Interest but at least [***] of Company Interest, then such Initial Shareholder shall have the right to nominate [***] Directors;

(iii) if an Initial Shareholder owns less than [***] of Company Interest but at least [***] of Company Interest, then such Initial Shareholder shall have the right to nominate [***] Director; and

(iv) if an Initial Shareholder owns less than [***] of Company Interest, such Initial Shareholder [***].

Notwithstanding the foregoing, the thresholds contained in clauses (i) through (iii) above may be adjusted by mutual written agreement of the Initial Shareholders in the event a new Shareholder (other than an Affiliate of any of the Initial Shareholders) becomes a party to this Agreement in compliance with the terms hereof. Nothing herein shall impact the Shareholder Reserved Matters set forth in Section 7.11.

7.3 Removal; Renomination of Directors. Each Shareholder having the right to nominate Directors pursuant to Section 7.2 shall also have the right, in its sole discretion, to remove such Directors at any time and for any reason. If a Shareholder desires to remove any of its nominee Directors, it shall (a) deliver a written notice to the Company and each of the other Shareholders and (b) cause such Director to be removed (including by way of causing such Director to submit a resignation letter) and the Shareholders shall take all actions necessary (if any) to remove such Directors in accordance with Section 7.1; provided that in the event the number of Directors an Initial Shareholder is entitled to nominate is reduced in accordance with Section 7.2(c), such Initial Shareholder shall promptly cause the applicable number of nominee Directors to be removed (including by way of causing the applicable Directors to submit a resignation letter) and the Shareholders shall take all actions necessary (if any) to remove such Directors in accordance with Section 7.1). In the event any nominee Director is so removed for any reason (other than a removal in accordance with the preceding proviso), the Shareholder that nominated the removed Director may nominate an alternative Director, and the Shareholders shall take all actions necessary pursuant to Section 7.1 to have such nominated Director be appointed. Each of the SBG Shareholder and the Tempus Shareholder shall identify their respective designees to the Board prior to the Closing, including the designees who will be serving as the Chairperson and Vice-Chairperson of the Board.

7.4 Board Meetings. Any Director shall have the authority to convene Board meetings; provided that (a) the Board shall meet at least quarterly, (b) written notice of all Board meetings shall be given to all of the Directors and the Corporate Auditor not less than five (5) Business Days in advance of each meeting (which five (5)-Business Day period may be shortened by written waiver or actual attendance, without objection, at a Board meeting by all Directors and the Corporate Auditor), which notice shall be accompanied by (i) an agenda specifying in reasonable detail the matters to be raised at such meeting and (ii) copies of any papers to be discussed at such meeting and (c) the location and time of the Board meetings shall be as determined by the Board. Directors may attend Board meetings in person or by any other means of attendance permitted under applicable Law, including via teleconference or videoconference. Board meetings shall be conducted in the English language (with Japanese translation) and minutes of such meetings shall be prepared by the Company in English and Japanese and distributed to each Director and the Corporate Auditor promptly following each meeting. Proposals or reports brought before any Board meeting for information or action (including the Company’s annual financial statements) shall be prepared in Japanese and English.

7.5 Board Quorum; Voting. A quorum shall be deemed to exist for purposes of Board actions so long as at least a majority of the Directors then serving in office and entitled to vote are present, which must include at least one SBG Director and one Tempus Director. No business shall be conducted at any meeting of Directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business. If a quorum is not present at any meeting, such meeting of the Board shall be adjourned for at least seven (7) days to a date, time and place proposed by the Chairperson. A meeting of Directors shall be adjourned to another time or date at the request of all the SBG Directors or all the Tempus Directors present at the meeting. No business may be conducted at a meeting after such a request has been made. Any action, determination or resolution of the Board shall require the affirmative vote of at least a majority of Directors attending and entitled to vote at the meeting at which a valid quorum pursuant to this Section 7.5 is present, which must include the affirmative vote of at least one SBG Director and one Tempus Director. No action shall be passed by the Board without the affirmative vote of at least one SBG Director and one Tempus Director. The Initial Shareholders acknowledge and agree that none of the SBG Directors or Tempus Directors shall be deemed a person having a special interest (tokubetsu-rigai-kankei-nin) in the context of Article 369, Clause 2 of the Companies Act, nor be excluded from voting at any meeting of Directors for the purpose of any transaction or other relationship with the SBG Shareholder, the Tempus Shareholder or any of their respective Affiliates solely because such Director is nominated by the SBG Shareholder or the Tempus Shareholder. At a meeting of Directors, each Director has one vote. Any action, determination or resolution permitted or required by applicable Law or this Agreement to be taken by the Board may be taken without a meeting if a consent in writing (including via e-mail), setting forth the action taken, is signed by all the Directors entitled to vote thereon and the Corporate Auditor does not raise objection pursuant to the Companies Act.

7.6 Officers.

(a) Except as stated in Section 7.6(b), the Board shall from time to time designate and appoint one or more officers of the Company with such titles as the Board shall determine. No officer needs to be a resident of Japan, a Shareholder or a Director. The Board may assign titles to particular officers (including President, Chief Executive Officer or Chief Financial Officer). Unless the Board otherwise decides, if an officer is assigned a title that is commonly used for officers of a kabushiki kaisha incorporated under the Laws of Japan, then the assignment of such title will constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to the first sentence of Section 7.6(d). Any number of offices may be held by the same person.

(b) Without limiting the foregoing and notwithstanding it, in any case of a vacancy in the office of the Chief Financial Officer for any reason (including removal pursuant to Section 7.6(d)), the SBG Shareholder shall have the right to recommend to the Board a candidate for the Company’s Chief Financial Officer position, which candidate shall have experience with accounting standards in both Japan and the United States. The appointment of any candidate recommended by the SBG Shareholder shall be subject to approval of the Board at its reasonable discretion.

(c) Without limiting the foregoing and notwithstanding it, Initial Shareholders shall fully cooperate with each other and consider each other’s views in good faith in order to identify the executive officer/management team and key personnel (including any personnel to be seconded from the Tempus Shareholder and personnel identified for product localization) prior to the Closing. For the avoidance of doubt, and without limiting the obligations of the parties pursuant to the preceding sentence and the obligations of the Tempus Shareholder under the Tempus Services Agreement to provide personnel to the Company, the final decision regarding the identity of the employees of the Tempus Shareholder to be seconded to the Company or assigned to product localization shall be made by the Tempus Shareholder in its sole and absolute discretion.

(d) The officers of the Company shall exercise and perform such powers and duties as shall be assigned to them from time to time by the Board, and shall serve at the sole discretion of the Board. Any officers who are appointed by the Board may be removed, at any time and from time to time, by the Board, with or without cause. To the extent permitted by applicable Law, the Board may delegate certain of its powers to officers of the Company.

7.7 Corporate Auditor. The Company shall have one Corporate Auditor, which shall be nominated by the Board and approved by the Shareholders, subject to Section 7.11. The Corporate Auditor may be removed by the Shareholders for any reason at any time in accordance with applicable Law.

7.8 Indemnification of Directors and Officers. To the fullest extent permitted by applicable Laws, the Company shall indemnify and release each Director and officer against or from monetary damages arising from such Director’s or officer’s breach of any duty (other than criminal acts or willful misconduct) owed as a Director and officer and against claims that may be asserted against such Director of officer as a result of such Director or officer holding such position. At the request of the Shareholder nominating the Director, the Shareholders shall take all necessary actions to give effect to the preceding sentence, including granting consent to releasing such Director’s liabilities to the Company pursuant to Article 424 of the Companies Act.

7.9 Reimbursement; Compensation. The Company will pay, or cause one of its Subsidiaries to pay, the reasonable and documented out-of-pocket costs and expenses incurred by each Director in the course of such Director’s service hereunder, including expenses for travel, meals and accommodation in connection with attending regular and special meetings of the Board, any board of managers, board of directors or similar governing body of each of the Company’s Subsidiaries or any of their respective committees, in each case, subject to the Company’s policies and procedures with respect thereto (including the requirement of reasonable documentation thereof). None of the SBG Directors or the Tempus Directors will receive compensation from the Company or any of its Subsidiaries for serving on the Board or any similar governing body of the Company’s Subsidiaries.

7.10 Shareholders’ Meetings. The Shareholders shall have the right to vote on such matters as set forth in the Articles and as provided under applicable Law, subject to the limitations set forth in this Agreement. Shareholders shall receive written notice of each Shareholders’ meeting at least thirty (30) days before the scheduled date of such meeting (which notice period may be shortened by written waiver or actual attendance without objection by each Shareholder at such meeting). The Company shall have an annual Shareholders’ meeting within three (3) months from the end of each Fiscal Year. Each Shareholders’ meeting shall be at such time and place as determined by the Board. Meetings shall be conducted in the English language (with Japanese translation), and minutes of such meetings shall be prepared by the Company in Japanese and English. A quorum shall be deemed to exist for purposes of such meeting so long as Shareholders representing at least a majority of the total number of voting rights owned by all Shareholders are present at such meeting, which must include both the SBG Shareholder and the Tempus Shareholder (or their respective proxies); provided that if a quorum is not present at the meeting of Shareholders due to the absence of the SBG Shareholder (or its proxy) or the Tempus Shareholder (or its proxy), such meeting shall be adjourned to the same time and place on the date that is fifteen (15) days after the original meeting date (with written notice to all Shareholders) and, if at such adjourned meeting on the same subject and with the same agenda, such quorum is still not present, the attendance of the other Shareholders (or their proxies), so long as they hold at least a majority of the total number of voting rights owned by the Shareholders, shall be deemed a quorum. Subject to Section 7.11, any action, determination or resolution of the Shareholders shall require the affirmative vote of Shareholders representing at least a majority (or any higher percentage as required under the Companies Act) of the voting rights carried by Shareholders who are qualified to vote and attend the meeting, which must include both the SBG Shareholder and the Tempus Shareholder (or their respective proxies), and the Shareholders shall not exercise voting rights to approve any matter at the Shareholders’ meeting if the required quorum is not present. Subject to Section 7.11, any action, determination or resolution permitted or required by applicable Law or this Agreement to be taken by the Shareholders may be taken without a meeting if a consent in writing (including via e-mail), setting forth the action taken, is signed by all of the Shareholders entitled to vote on such matter. This Section 7.10 shall apply mutatis mutandis to each general meeting of class Shareholders, which may be required pursuant to the Companies Act, for which references in this Section 7.10 to the SBG Shareholder will be replaced with the SBG Class A Shareholder.

7.11 Shareholder Reserved Matters.

(a) Notwithstanding any other provision of this Agreement to the contrary, for so long as an Initial Shareholder owns at least [***] of the Company Interest (provided that such threshold (i) shall not give any effect to the consolidation of the Company in accordance with Section 8.4 and (ii) may be adjusted by mutual agreement of the Initial Shareholders in the event a new Shareholder (other than an Affiliate of any of the Initial Shareholders) becomes party to this Agreement in compliance with the terms hereof), then, in addition to any approval required by this Agreement or applicable Law, the prior written consent of such Initial Shareholder shall be required for each of the matters set forth on Schedule 7.11 (the “Shareholder Reserved Matters”) which such consent shall not be unreasonably withheld. Notwithstanding anything herein or in the applicable Contract to the contrary, in the event a Shareholder Reserved Matter involves a Company decision with respect to a Contract between the Company and a Shareholder, including the SBG Brand License Agreement, the IP License Agreement, the Data License Agreement, the Tempus Services Agreement or the SBG Services Agreement, then any decision pertaining to such Shareholder Reserved Matter shall not require the approval of the Shareholder who is a party to such Contact; provided that in no event shall the foregoing be interpreted to limit any rights of the parties under Section 7.12 or Section 14.4.

(b) Subject to clauses (i) and (ii) of Section 7.11(a), for the avoidance of doubt, if an Initial Shareholder no longer owns at least [***] of the Company Interest, then that Initial Shareholder’s written consent shall no longer be required for the approval of any Shareholder Reserved Matter. This Section 7.11 covering Shareholder Reserved Matters shall apply only to the Initial Shareholders, and shall not apply (absent the written consent of both Initial Shareholders) to any new Shareholder who acquires a Company Interest through a permitted Transfer (with the exception of any Affiliate of an Initial Shareholder that is a Transferee of Company Securities from such Initial Shareholder, to which Affiliate the Shareholder Reserved Matters will apply in accordance with Section 14.21; provided that such Transfer is made in compliance with Section 8.3).

7.12 Deadlock Matters.

(a) Resolution by Senior Executives. Except as otherwise set forth in the last sentence of Section 6.2(b), if the Board or the Shareholders, each acting in good faith, are unable to come to a decision in respect of any matter within [***] Days of such matter first being tabled at a Board meeting or Shareholders meeting, or there arises a material disagreement relating to the Company or the Business other than to any alleged breach of this Agreement or any other Transaction Document (any of the foregoing, a “Deadlock Matter”), and such Deadlock Matter may materially affect the ability of the Company to perform its obligations under this Agreement, or may otherwise materially impair the ability of the Company to engage in the Business or to conduct the Business in an effective matter, such Deadlock Matter shall first be referred to [***] of the SBG Shareholder and [***] of the Tempus Shareholder (or, in the case of either Initial Shareholder, an alternative senior executive identified by such Initial Shareholder) who shall seek in good faith to resolve the matter on an amicable basis within [***] days (the “Senior Executive Resolution Period”).

(b) Resolution by Chief Executives. If the Deadlock Matter is not resolved prior to the expiration of the Senior Executive Resolution Period, such Deadlock Matter shall be referred to the [***] of the SBG Shareholder and the [***] of the Tempus Shareholder, who shall seek in good faith to resolve the matter on an amicable basis within [***] days (the “CEO Resolution Period”).

(c) Resolution by Expert. If the Deadlock Matter is not resolved prior to the expiration of the CEO Resolution Period, and concerns any matter which may be capable of expert determination, either Shareholder may refer the dispute for decision to an expert (the “Expert”) on the following terms:

(i) unless otherwise agreed among the Shareholders, the Expert shall be appropriately qualified based on the subject matter of the Deadlock Matter and shall be appointed by mutual agreement among the Shareholders, or, failing agreement, within [***] days of the initiation of the reference, shall (following an application made by either Shareholder) be appointed by the International Centre for Expertise in accordance with the provisions for appointment of experts under the Rules of Expertise of the International Chamber of Commerce;

(ii) the Expert shall determine whether or not the Deadlock Matter is suitable for Expert determination;

(iii) the Expert may have access to all relevant documents of the Company and of the relevant parties, subject to any confidentiality provisions then in place or as agreed among the Shareholders;

(iv) the relevant parties may make representations and submissions to the Expert but there still shall be no formal hearing;

(v) the Expert shall make a determination within [***] Days of its appointment and shall notify the Shareholders in writing of such Expert’s determination; and

(vi) the fees of the Expert shall be paid by the Shareholders in their Pro Rata Portions unless such Expert determines that the conduct of one Shareholder is such that it should pay the fees of the Expert.

(d) Resolution of Deadlock Matter.

(i) If the Deadlock Matter has been resolved pursuant to the foregoing provisions of this Section 7.12, then such resolution shall be final and binding upon the Company and the Shareholders, and the Shareholders shall, or shall cause their respective nominee Directors, to take any actions as reasonably necessary to give effect to such resolution.

(ii) If the Deadlock Matter is not resolved pursuant to foregoing provisions of this Section 7.12 and concerns the approval of a draft business plan for any Fiscal Year, then the prior year’s approved Business Plan shall continue to apply in accordance with Section 7.13(c).

(iii) If the Deadlock Matter is not resolved pursuant to the foregoing provisions of this Section 7.12, the Deadlock Matter shall then be resolved in accordance with Section 14.4.

(iv) For the avoidance of doubt and notwithstanding anything contained herein to the contrary, if the Deadlock Matter concerns the approval of whether the Company requires Additional Funding in accordance with Section 6.2(b) and the Expert or, if applicable, the Arbitrator, issues a final and binding decision to allow such Additional Funding, the provisions of Section 6.2 will apply to such Additional Funding and, for the avoidance of doubt, (A) the exercise of the rights of the Initial Shareholders under, and the process for consummation of such Additional Funding, in accordance with Section 6.2 may not be challenged as a “Deadlock Matter” and (B) an Initial Shareholder’s decision not to fund any Additional Funding, in whole or in part, shall not constitute a Deadlock Matter such that an Initial Shareholder may be forced to participate in an Additional Funding contrary to the provisions of Section 6.2(i).

7.13 Business Plan.

(a) The Initial Shareholders shall cooperate in good faith and use their respective reasonable best efforts to prepare an initial business plan of the Company by the Closing, which shall be reasonably detailed and for a period from the Closing Date until the end of five (5) full Fiscal Years of the Company and include the details set forth on Schedule 7.13(a) as well as certain financial performance goals (the “Initial Business Plan”).

(b) Immediately after the Closing, the Initial Shareholders shall cause their respective Board nominees to approve the Initial Business Plan.

(c) On an annual basis thereafter, the officers of the Company shall prepare and provide to the Board for approval a draft business plan no later than [***] Days prior to the end of each Fiscal Year. Each business plan so approved by the Board, including the Initial Business Plan, is referred to herein as a “Business Plan.” If the Board fails to approve any draft business plan prior to the beginning of the applicable Fiscal Year, then the prior Fiscal Year’s approved Business Plan, adjusted for any changes in the consumer price index over the relevant period (excluding non-recurring expenditures), will be deemed approved by the Board solely for purposes of operating the Company during such Fiscal Year until a business plan for such Fiscal Year is approved by the Board.

(d) The Board and the Company’s officers shall cause the Company to conduct its operations in accordance with the Initial Business Plan or any other Business Plan then in effect.

(e) If the Tempus Shareholder or any of its Affiliates launches any product offering in any area that is not covered by this Agreement or any of the other Transaction Documents (collectively, the “New Product Offerings”), the Board, in consultation with the SBG Shareholder and the Tempus Shareholder, will have the option (but not the obligation) (i) to expand the scope of the Business to include such New Product Offerings and (ii) to update the Business Plan then in effect, the SBG Brand License Agreement, the Tempus Services Agreement, the SBG Services Agreement, the IP License Agreement and the Data License Agreement to include the provision of New Product Offerings by the Tempus Shareholder or any of its Affiliates to the Company at [***] of providing such New Product Offerings to the Company (provided that if the Tempus Shareholder or any of its Affiliates procures any consumable, reagent, equipment or any other goods or services on behalf of the Company or any of its Affiliates because the Company is unable to procure such item directly from a third party, the Tempus Shareholder shall pass through such goods and services to the Company at cost) (collectively, the “New Product Offering Updates”). The Initial Shareholders shall cooperate with each other and the Company to execute and deliver such instruments, agreements and other documents, and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting such New Product Offering Updates.

7.14 Fiscal Year, Financial Statements; Accounting.

(a) The Company’s fiscal year shall be from January 1 through December 31 (the “Fiscal Year”), and the Company shall not change its Fiscal Year without the prior approval of the Initial Shareholders.

(b) In addition to non-consolidated annual financial statements prepared in accordance with JGAAP pursuant to the Companies Act, the Company shall prepare financial statements in accordance with US GAAP and in reasonable detail, and shall contain such financial data as the SBG Shareholder and the Tempus Shareholder may deem necessary in order to keep the Shareholders advised of the Company’s financial status (although quarterly statements need not include footnotes and may be subject to year-end adjustments). In the event any Initial Shareholder or any of its Affiliates determines, in its sole discretion, that additional financial statements or other accounting procedures (including, for the avoidance of doubt, variance adjustment with IFRS) are required or advisable to facilitate the accounting with respect to the Company of such Initial Shareholder or any of its Affiliates, each of the Shareholders shall cause its nominee Directors to authorize such additional financial statement or other accounting procedures, as the case may be.

(c) The Initial Shareholders shall engage [***] as the auditing firm for the Company (the “Company Auditing Firm”), which will also act as an independent auditor (kaikei kansanin) as defined under the Companies Act if the Company qualifies as a large company (dai-gaisha) as defined under the Companies Act. Notwithstanding anything to the contrary contained herein, unless and until the Tempus Shareholder exercises the Consolidation Option, the SBG Shareholder shall have the right to nominate the Company Auditing Firm, which firm shall be familiar with the corporate Laws of Japan and JGAAP, in addition to US GAAP and IFRS; provided that the Tempus Shareholder shall have the right to approve the SBG Shareholder’s nomination in writing (such approval not to be unreasonably withheld, conditioned or delayed). Each Shareholder shall take any necessary actions pursuant to Section 7.1 in order to give effect to this Section 7.14(c). If and when the Tempus Shareholder exercises the Consolidation Option, the Tempus Shareholder shall have the right to nominate the Company Auditing Firm, which firm shall be familiar with the corporate Laws of Japan and JGAAP, in addition to US GAAP and IFRS; provided that the SBG Shareholder shall have the right to approve the Tempus Shareholder’s nomination in writing (such approval not to be unreasonably withheld, conditioned or delayed).

7.15 Information Rights.

(a) In addition to and without prejudice to shareholders rights under the Companies Act or the Articles, the Company agrees to furnish to each Shareholder owning more than [***] of the Company Interest, the following information for the Company and its Subsidiaries (each reference to the “Company” in this Section 7.15 being deemed to refer to each and every such entity), the following information (in English):

(i) As soon as practicable following the end of each quarter of each Fiscal Year, but in any event within [***] days after the end of each quarter, a preliminary, unaudited balance sheet as of the end of such quarter, and preliminary, unaudited versions of the statement of income (loss), statement of cash flows, statement of changes in equity, breakdown of selling, general and administrative expenses and statement of other comprehensive income of the Company on a consolidated basis for such quarter and for the current Fiscal Year to date, including a comparison to plan figures for such period, prepared in accordance with US GAAP (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, in each case certified by the chief financial officer of the Company;

(ii) As soon as practicable following the end of each Fiscal Year beginning as of and including the Company’s initial, partial Fiscal Year, but in any event within [***] days after the end of the applicable Fiscal Year, an audited statement of income (loss), statement of cash flows, statement of changes in equity, breakdown of selling, general and administrative expenses and statement of other comprehensive income for such Fiscal Year and the audited balance sheet as of the end of such Fiscal Year of the Company on a standalone and on a consolidated basis, together with accompanying notes, all prepared in accordance with US GAAP (except as noted therein or as disclosed to the recipients thereto), setting forth in each case in comparative form the figures for the previous Fiscal Year and to plan figures for such period, all in reasonable detail. In the event the Tempus Shareholder exercises the Consolidation Option in accordance with Section 8.4, all such annual financial statements shall also be audited and certified by the Company Auditing Firm in order to ensure appropriate consolidation with the Tempus Shareholder’s U.S.-based financial statements; and

(iii) Upon the request of any Shareholder, any other information which is reasonably required by the Shareholder for accounting purposes, as soon as practicable after such request.

(b) Subject to Section 7.15(c)(ii), for so long as any Shareholder holds at least a [***] of the Company Interest, the Company shall allow such Shareholder, at such Shareholder’s expense, to visit and inspect the Company’s properties, examine its books of account and records and discuss the Company’s affairs, finances and accounts with its officers, in each case during normal business hours of the Company as may be reasonably requested by such Shareholder; provided that the Company shall not be obligated pursuant to this Section 7.15(b) to provide access to any information the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c) Notwithstanding anything to the contrary in this Section 7.15 or otherwise in this Agreement, (i) all Shareholders shall receive the information set forth in Section 7.15(a)(ii) and (ii) no Shareholder shall, by reason of this Agreement, have access to any Trade Secrets, Confidential Information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or classified information of the Company. Each Shareholder hereby agrees to hold in confidence and trust and not to misuse or disclose any Confidential Information provided pursuant to this Section 7.15.

7.16 Employee Incentive Plan. The Initial Shareholders shall use their commercially reasonable efforts to cause the Board and the Company to adopt a non-voting employee stock incentive plan (an “Employee Incentive Plan”) on such terms as shall be mutually agreed by the Initial Shareholders, as soon as reasonably practicable after the Closing.

8. Transfer of Company Securities

8.1 Prohibition on Transfer During the Lock-in Period. Except as expressly permitted by this Section 8 or Section 6.1(b), during the period starting on the Closing Date and ending on [***] (the “Lock-in Period”), no Shareholder may Transfer any of such Shareholder’s Company Securities to any Person without the prior written consent of each of the Initial Shareholders. No party shall attempt (including by submitting a request to the Company to approve a Transfer under Article 136 or Paragraph 2 of Article 137 of the Companies Act) or conduct any Transfer in a way that will constitute a breach of this Agreement.

8.2 Transfers Following the Lock-in Period; Right of First Refusal.

(a) Following the Lock-in Period, an Initial Shareholder may Transfer its Company Securities to another Person subject to compliance with the provisions of this Section 8.2.

(b) If, following the Lock-in Period, an Initial Shareholder proposes to Transfer all or any portion of its Company Securities (the “ROFR Securities”) to any Person (any such Initial Shareholder, a “Transferring Shareholder”), the Transferring Shareholder shall deliver written notice to the other Initial Shareholder no later than [***] Days before the proposed closing date of such Transfer (the “Transfer Notice”), together with a copy of any form of agreement executed by the Transferring Shareholder in connection with such Transfer transaction. Such Transfer Notice shall specify the following:

(i) the proposed closing date of the Transfer;

(ii) the price per share of the ROFR Securities (and if applicable, the differing prices of different classes of ROFR Securities) applicable to the Transfer by the Transferring Shareholder and the number of ROFR Securities to be sold, and a high-level summary of the other material terms and conditions of the proposed Transfer; and

(iii) the identity of the proposed Transferee of the ROFR Securities.

(c) The Initial Shareholder receiving such Transfer Notice may, within ten (10) Business Days from its receipt of such Transfer Notice, deliver written notice to the Transferring Shareholder and the Company (the “ROFR Election Notice”) that it elects to purchase all or any portion of the ROFR Securities, or declines to purchase any of the ROFR Securities. If such Initial Shareholder does not deliver a ROFR Election Notice by such date, it will be deemed to have elected not to purchase any of the ROFR Securities.

(d) If the Initial Shareholder elects to purchase less than all of the ROFR Securities or declines to purchase the ROFR Securities in accordance with Section 8.2(c), the Transfer of the remaining portion of the ROFR Securities to the proposed Transferee shall be consummated as soon as practicable following the delivery of the ROFR Election Notice, but in any event within sixty (60) days following the delivery of the Transfer Notice by the Transferring Shareholder; provided that such sixty (60)-day period shall be extended to obtain any Regulatory Approvals as may be reasonably necessary to effect such Transfer. If the ROFR Securities are not so Transferred during such sixty (60)-day period (as may be extended pursuant to the preceding proviso), then the Transferring Shareholder shall not Transfer any of such ROFR Securities without complying again in full with the provisions of this Agreement. Subject to obtaining any Regulatory Approvals as may be reasonably necessary to effect the purchase of the ROFR Securities, the Initial Shareholder electing to purchase the ROFR Securities in accordance with this Section 8.2 shall pay for the ROFR Securities by delivery of wire transfer of immediately available funds to an account specified by the Transferring Shareholder. The Transferring Shareholder shall cooperate with the Initial Shareholder electing to purchase the ROFR Securities to obtain any Regulatory Approvals as may be reasonably necessary to effect the purchase of the ROFR Securities and the provisions of Section 5.1 shall apply mutatis mutandis with respect to the process of obtaining such Regulatory Approvals. The Initial Shareholder electing to purchase the ROFR Securities in accordance with this Section 8.2 shall be entitled to receive customary representations and warranties regarding such sale and receive a customary release of claims and such other evidence, including applicable inheritance and estate tax waivers, as may be reasonably necessary (in the electing Initial Shareholder’s judgment, as applicable) to effect the purchase of the ROFR Securities. If an Initial Shareholder fails to deliver a ROFR Election Notice or elects to not purchase the ROFR Securities with respect to a particular proposed Transfer, such failure or election shall not constitute a waiver of such Initial Shareholder’s right to exercise its rights pursuant to this Section 8.2 for subsequent proposed Transfers.

8.3 Affiliate Transfer. Notwithstanding any provisions to the contrary in this Section 8 or otherwise in this Agreement, any Shareholder may Transfer its Company Securities to any one or more of its Affiliates (upon at least ten (10) Business Days’ notice to the other Shareholders), subject to such Transferee becoming a party to this Agreement; provided that such Transfer to an Affiliate shall not relieve the transferring Shareholder from its obligations under this Agreement or the other Transaction Documents, which shall remain in full force and effect in all respects and such transferring Shareholder shall remain responsible for the performance of its Affiliate’s obligations as a Shareholder hereunder. To the extent that the Transferee ceases to be an Affiliate of the transferring Shareholder, immediately prior to such time, the transferring Shareholder shall cause the relevant Company Securities to be Transferred back to the original Shareholder (or another eligible Affiliate thereof).

8.4 Consolidation of the Company by Tempus Shareholder. On or after January 1, 2027 and solely for the purpose of permitting the Tempus Shareholder to consolidate the Company’s financial statements with its own pursuant to US GAAP, the Tempus Shareholder shall have the right to purchase or subscribe for the number of Common Stock or Class A Stock or other new series or class of capital stock of the Company equal to one-tenth of one percent (0.1%) of the Company Interest as of the date of the Consolidation Option Notice (the “Controlling Interest,” and such purchase or subscription option, the “Consolidation Option”) from the SBG Shareholder or the Company at the Fair Market Value on the terms and subject to the conditions of this

Section 8.4. If the Tempus Shareholder desires to exercise the Consolidation Option, it shall deliver a written notice to the SBG Shareholder, and to the Company if applicable, to that effect (the “Consolidation Option Notice,” and the date of such notice, the “Consolidation Option Notice Date”). Following receipt of the Consolidation Option Notice by the SBG Shareholder (and the Company), the Tempus Shareholder and the SBG Shareholder shall discuss in good faith and make the minimum changes to this Agreement and the governance provisions contained herein necessary to effectuate such consolidation under US GAAP following the exercise of the Consolidation Option. The Tempus Shareholder and the SBG Shareholder shall use their respective reasonable best efforts to maintain all other governance aspects of the 50/50 joint venture as specified in this Agreement following the exercise of the Consolidation Option. The Initial Shareholders shall cooperate with each other and the Company to execute and deliver such instruments, agreements and other documents, and perform such other acts and things, as may be reasonably necessary or desirable for the purposes of effecting any such changes, including amendments mutually agreed by the Tempus Shareholder and the SBG Shareholder to this Agreement or any of the other Transaction Documents. For purposes of this Section 8.4 only, and for no other purpose, the Fair Market Value of the Controlling Interest shall be determined by the mutual agreement of the Initial Shareholders, or (b) if the Initial Shareholders are unable to so mutually agree, then $[***], which represents [***].

8.5 Transfer of SPV. Notwithstanding the provisions of Section 14.20(b) or anything else to the contrary in this Agreement, if either Initial Shareholder is a legal entity with a primary purpose of passively holding the Company Securities (such entity, an “SPV”), the transfer of the equity interests of such SPV (or any SPV that directly or indirectly controls such SPV) will (a) be deemed a Transfer of Company Securities subject to the terms of Section 8, including, as applicable, Section 8.1 (Prohibition on Transfer During the Lock-in Period) and Section 8.2 (Transfers Following the Lock-in Period; Right of First Refusal) and (y) result in such Initial Shareholder SPV’s rights to nominate Directors being reduced in accordance with the terms of Section 7.2(c). Notwithstanding the foregoing, the foregoing shall not apply to Transfers of SPV equity interests to an Affiliate of an Initial Shareholder; provided that such Transfer is made in compliance with Section 8.3.

9. Additional Covenants of the Initial Shareholders and the Company

9.1 Dividends.

(a) To the extent permitted by any applicable Law, the Company shall distribute funds by way of dividend to the Shareholders at such time as the Board may determine, subject to Section 7.11 and the retention and establishment of reserves for expenses of the Company as set forth in the Business Plan then in effect or otherwise as determined in the sole discretion of the Board; provided that after expiration of the Lock-in Period and to the extent permitted by applicable Laws, the Company shall use its best efforts and each Shareholder shall cause its nominee Directors to vote in favor of taking any and all actions necessary, to reduce the stated capital and capital reserves to create a distributable amount (bunpai kanou gaku) and distribute excess cash, in the form of dividends to the Shareholders, that exceeds the amounts needed to fund the operations of the Company pursuant to the Business Plan then in effect.

(b) Any and all dividends will be distributed to Shareholders based on their Pro Rata Portion.

9.2 Exclusivity.

(a) Non-Competition. Until the later of [***], the Tempus Shareholder shall not, directly or indirectly, through itself or any of its Affiliates:

(i) engage in the Business or any business that is substantially similar to the Business in Japan; or

(ii) license Tempus Technology or Licensed Data to any competitor of the Company for use in Japan.

(iii) launch or operate, or agree to launch or operate, any joint venture or other similar partnership with any Person other than the SBG Shareholder (or any of its Affiliates) for the Business or any business that is substantially similar to the Business in any Restricted Territory without first complying with the Outside JV Consultation Right and Outside JV ROFR described in Section 9.3.

(b) Nothing in this Section 9.2 or this Agreement shall prohibit or otherwise limit the Tempus Shareholder from:

(i) performing laboratory testing on behalf of or for biopharmaceutical or life sciences companies, including Japanese companies or customers, if such testing is performed by the Tempus Shareholder in the United States;

(ii) licensing data (including Licensed Data) to non-competitors of the Company in Japan, including biopharmaceutical and other life sciences companies located or otherwise doing business in Japan; provided that [***]; or

(iii) performing its obligations under the Tempus Services Agreement.

(c) In the event the Tempus Shareholder or any of its Affiliates, on the one hand, and the SBG Shareholder or any of its Affiliates, on the other hand, mutually agree to launch a joint venture in any of the then applicable Restricted Territories, the definitive transaction agreement for such joint venture shall contain the same restrictions set forth in Section 9.2(a) on the Tempus Shareholder and its Affiliates from competing with such joint venture in such Restricted Territory.

(d) The restrictions set forth in the preceding provisions of this Section 9.2 shall terminate in the event that the SBG Shareholder, directly or through one or more of any of its controlled Affiliates, owns, manages, operates, controls or participates in the ownership, management, operation or control of, any Person that is engaged in the Business or a business that is substantially similar to the Business in Japan; provided that for all purposes of this Section 9.2, the term “control” or “controlled” shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by Contract or otherwise); provided, further, that the SBG Shareholder shall not be deemed to control (i) [***], or (ii) [***].

9.3 Outside JV. During the Lock-in Period, if the SBG Shareholder remains a Shareholder of the Company and (x) if the Tempus Shareholder decides to pursue or form an Outside JV (an “Outside JV Election”) or (y) if the Tempus Shareholder receives a bona fide offer from a third party to enter into an Outside JV (irrespective of whether such offer was initiated by the third party or by the Tempus Shareholder or any of its Affiliates), then (i) the Tempus Shareholder shall discuss with the SBG Shareholder in good faith the terms of any such Outside JV (the “Outside JV Consultation Right”) and (ii) the SBG Shareholder shall be entitled to a right of first refusal to participate in such Outside JV (the “Outside JV ROFR”), in each case pursuant to the terms set forth in this Section 9.3. “Outside JV” means a joint venture or similar arrangement for any business that is substantially similar to the Business of the Company within a Restricted Territory.

(a) Outside JV Consultation Right.

(i) Within [***] days of making an Outside JV Election, the Tempus Shareholder shall provide written notice to the SBG Shareholder of such Outside JV Election (the “Outside JV Notice”). The Outside JV Notice shall include the material terms and conditions of the potential Outside JV that the Tempus Shareholder has elected to pursue. Following delivery of the Outside JV Notice, the Tempus Shareholder shall, and shall cause its Affiliates and its and their respective Representatives and shareholders, to: (A) negotiate in good faith with the SBG Shareholder with respect to the potential Outside JV; (B) provide the SBG Shareholder with reasonable access during reasonable business hours to books, records, facilities, officers, other Representatives and any other information reasonably requested by the SBG Shareholder and, if applicable, on terms no less extensive than have been provided to any party that the Tempus Shareholder is discussing the Outside JV; and (C) keep the SBG Shareholder fully informed on a reasonably current basis of the status of, and any material developments, discussions or negotiations regarding, such potential Outside JV (the period during which the parties engage in the foregoing clauses (A)-(C), the “Outside JV Negotiation Period”).

(ii) The Outside JV Negotiation Period shall not exceed [***] days from the date of the Outside JV Notice absent mutual written agreement of the Initial Shareholders. If the Tempus Shareholder and the SBG Shareholder reach mutually agreeable terms for an Outside JV following the negotiations described in the preceding provisions of this Section 9.3(a), then the parties shall cooperate with each other in good faith to execute and deliver such instruments, agreements and other documents, and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting such Outside JV.

(b) Outside JV ROFR.

(i) Notwithstanding and irrespective of the foregoing provisions of this Section 9.3, at least [***] Days before the Tempus Shareholder or any of its Affiliates enter into a reasonably detailed term sheet with any third party with respect to an Outside JV (a “Third-Party Outside JV Term Sheet”), the Tempus Shareholder shall provide written notice to the SBG Shareholder of such Third-Party Outside JV Term Sheet (the “Outside JV ROFR Notice”), including, if applicable, a copy of any and all material documentation and communications related thereto (including the Third-Party Outside JV Term Sheet), any proposals or offers from third parties, and the identity of the third party contemplated to be a party to such potential Outside JV;

provided that to the extent that any such disclosure is expressly prohibited by the terms of a confidentiality agreement between the Tempus Shareholder and such third party (despite the Tempus Shareholder using its commercially reasonable efforts to permit such disclosure), then, in lieu of disclosing such material documentation, communications or identity of such third party, the Tempus Shareholder shall include a reasonably detailed description of the proposed Outside JV, including its material terms and a reasonably detailed description of the third party (including its industry, geography and general description of its business) to enable the SBG Shareholder to evaluate such potential Outside JV. The Outside JV ROFR Notice shall include, at a minimum, the principal economic and legal terms for such proposed Outside JV, including by way of example price, capital contributions, conditions to close, license and other commercial terms, governance rights, transfer and exit rights and key operational matters.

(ii) Within [***] days of receiving the Outside JV ROFR Notice (such period the “Outside JV ROFR Exercise Period”), the SBG Shareholder shall have the right to exercise the Outside JV ROFR by delivering written notice to that effect to the Tempus Shareholder (the “Outside JV ROFR Exercise Notice”). If the SBG Shareholder delivers an Outside JV ROFR Exercise Notice pursuant to the preceding sentence, then for a period of [***] days following delivery of the Outside JV ROFR Exercise Notice (the “Outside JV ROFR Period”), the Tempus Shareholder shall, and shall cause its Affiliates and its and their respective Representatives and shareholders, to: (i) negotiate exclusively in good faith with the SBG Shareholder the definitive agreements for such Outside JV based upon the terms set forth in the Third-Party Outside JV Term Sheet or the Outside JV ROFR Notice, as the case may be, and (ii) provide the SBG Shareholder with reasonable access during reasonable business hours to books, records, facilities, officers, other Representatives and any other information reasonably requested by the SBG Shareholder. If the Tempus Shareholder and the SBG Shareholder reach mutually agreeable terms for an Outside JV following the negotiations described in the preceding provisions of this Section 9.3(b), then the parties shall cooperate with each other in good faith to execute and deliver such instruments, agreements and other documents, and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting such Outside JV.

(iii) If the SBG Shareholder fails to deliver an Outside JV ROFR Exercise Notice within the Outside JV ROFR Exercise Period, elects not to exercise the Outside JV ROFR with respect to the particular proposed Outside JV, or the parties are unable to execute a definitive agreement within the Outside JV ROFR Exercise Period, then the Tempus Shareholder shall be free to enter into a definitive agreements, based on the terms set forth in the Outside JV ROFR Notice as delivered to the SBG Shareholder with the third party described in such Outside JV ROFR Notice; provided that if the Tempus Shareholder does not so consummate such Outside JV within [***] days, then the Tempus Shareholder shall not commence or continue a process for such Outside JV or enter into any definitive agreement for, or close, such Outside JV without again complying with all of the notice and negotiation procedures and requirements set forth in this Section 9.3.

(c) For the avoidance of doubt, the rights set forth in this Section 9.3 shall apply with respect to each proposed Outside JV and in the event that the terms of a particular Outside JV materially change relative to the terms set forth in the applicable Outside JV Notice or Outside JV ROFR Notice (such material change shall include any change to principal economic and legal terms for such Outside JV, including by way of example, price, capital contributions, conditions to close, license and other commercial terms, governance rights, transfer and exit rights and key operational matters), the Tempus Shareholder shall again comply with the obligations set forth in this Section 9.3, including delivery of a new Outside JV Notice or Outside JV ROFR Notice, as applicable.

9.4 India JV. During the Lock-in Period, each time the Tempus Shareholder proposes to launch any joint venture or other similar partnership with a substantially similar business model as the Company in India (each, an “India JV”), the Tempus Shareholder shall offer the SBG Shareholder a reasonable and meaningful opportunity to make an offer to participate in such joint venture or other similar partnership by negotiating in good faith with the SBG Shareholder with respect to the potential India JV, including the terms thereof and opportunities for the SBG Shareholder and the Tempus Shareholder to collaborate in such country; provided that the decision to enter into any definitive agreement with respect to an India JV shall be in the Tempus Shareholder’s sole and absolute discretion.

9.5 Data Support; Data Support Business Opportunity.

(a) Data Support. From and after the Closing, and for so long as the SBG Shareholder remains a Shareholder of the Company, the SBG Shareholder, the Tempus Shareholder and the Company shall discuss in good faith the prospect of the SBG Shareholder or any of its Affiliates providing high-speed data processing and analysis products and services to the Company (“Data Support”) from data centers or similar infrastructure of the SBG Shareholder or any of its Affiliates on commercially reasonable and arms-length terms.

(b) Data Support Business Opportunity.

(i) Without limiting the provisions set forth in Section 9.5(a), at least [***] days prior to the Company entering into any definitive agreement (each, a “Third-Party Data Support Agreement”) with a third-party service provider for any Data Support (each, a “Data Support Business Opportunity”), the Company shall provide a written notice to the SBG Shareholder (the “Data Support Business Opportunity ROFR Notice”). The Data Support Business Opportunity ROFR Notice shall provide sufficient information, and the Company shall additionally provide to the SBG Shareholder such other information reasonably requested by the SBG Shareholder, to allow the SBG Shareholder or its Affiliates to evaluate the material terms of the proposed Third-Party Data Support Agreement to assess whether the SBG Shareholder or its Affiliate, as the case may be, is willing and able to provide Data Support on similar or better terms.

(ii) During the period commencing on the date on which the SBG Shareholder becomes entitled to a Data Support Business Opportunity ROFR Notice and until the expiration of the Data Support Business Opportunity ROFR Period, neither the Company nor any of its Affiliates shall enter into any definitive documentation contemplating a Data Support Business Opportunity with any party other than the SBG Shareholder.

(iii) The SBG Shareholder shall have the right, exercisable within [***] days from the date it receives the Data Support Business Opportunity ROFR Notice (the “Data Support Business Opportunity ROFR Period”), to consummate and make effective the transactions contemplated by the Third-Party Data Support Agreement based on the terms set forth in such

Third-Party Data Support Agreement, and such other terms as may be mutually agreed between the Company and the SBG Shareholder or one or more of its Affiliates (the “Data Support Business Opportunity ROFR”), by delivering written notice to the Company (the “Data Support Business Opportunity ROFR Exercise Notice”); provided that such Data Support Business Opportunity ROFR may only be exercised if the SBG Shareholder (directly or through one or more of its Affiliates) can provide the applicable Data Support to the Company on terms that are substantially similar or better to those being offered by the applicable third-party service provider as set forth in the Third-Party Data Support Agreement, including price, quantity, functionality, quality and any other commercial term that a similar situated, reasonable party would consider when selecting such a third-party service provider. Upon delivery of a Data Support Business Opportunity ROFR Exercise Notice, the SBG Shareholder and the Company shall cooperate with each other in good faith to execute and deliver such instruments, agreements and other documents, and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting the transactions contemplated by the Data Support Business Opportunity ROFR.

(iv) If the SBG Shareholder fails to deliver a Data Support Business Opportunity ROFR Exercise Notice within the Data Support Business Opportunity ROFR Period or elects not to exercise the Data Support Business Opportunity ROFR with respect to the particular proposed Data Support Business Opportunity, then the Company shall be free, for a period of [***] days following expiration of the Data Support Business Opportunity ROFR Period, to enter into the Third-Party Data Support Agreement with the party identified in the Data Support Business Opportunity ROFR Notice on the terms set forth in the Third-Party Data Support Agreement as delivered to the SBG Shareholder in accordance with Section 9.5(b)(i); provided that if the Company does not so consummate such Data Support Business Opportunity during such 240-day period, then the Company shall not commence or continue a process for such Data Support Business Opportunity or enter into any definitive agreement for, or close, such Data Support Business Opportunity without again complying with all of the notice and negotiation procedures and requirements set forth in this Section 9.5(b).

(v) For the avoidance of doubt, the rights set forth in this Section 9.5(b) shall apply with respect to each proposed Data Support Business Opportunity and in the event that the terms of a particular Data Support Business Opportunity change relative to the terms set forth in the applicable Data Support Business Opportunity ROFR Notice, the Company shall be required to again comply with all the obligation set forth in this Section 9.5(b), including delivery of a new Data Support Business Opportunity ROFR Notice. Each Shareholder shall take any necessary actions pursuant to Section 7.1 in order to effect the terms of this Section 9.5(b).

9.6 License of Additional Records. From and after the Closing, pursuant to Section 2(c) of the Data License Agreement, the Board shall have the option to authorize the purchase of additional licenses of Unrestricted De-Identified Records, as the Data License Agreement defines such term. The Tempus Shareholder shall ensure that its nominee Directors do not unreasonably withhold their approval of such authorization.

9.7 Insurance. From and after the Closing, the Company shall keep its assets and those of its Subsidiaries which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company’s line of business, and maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated. At all times after the Closing, the Company shall procure and maintain directors’ and officers’ fiduciary and related liability insurance from financially sound and reputable insurers in an amount and on terms and conditions satisfactory to the Board.

9.8 Accounts and Records. Subject to the last sentence of Section 7.14(b), from and after the Closing, the Company shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with US GAAP.

9.9 Maintenance of Corporate Existence, Etc. From and after the Closing, the Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights in or to use Intellectual Property Rights owned or possessed by it or any Subsidiary and deemed by the Company to be necessary to the conduct of their business.

9.10 Proprietary Information and Inventions Agreements. From and after the Closing, the Company shall procure from each Person employed by, contracting with or seconded to, it or any Subsidiary to enter into a proprietary information and inventions agreement in a form reasonably satisfactory to the Company.

10. Representations and Warranties of the SBG Shareholder

The SBG Shareholder hereby represents and warrants to the Tempus Shareholder as of the Effective Date and the Closing Date (or as of such other date and time as may be expressly provided herein) as follows:

10.1 Organization and Power. The SBG Shareholder is a kabushiki kaisha, duly formed and validly existing and, to the extent such concept is applicable, in good standing under the Laws of Japan. The SBG Shareholder is duly qualified or licensed to do business and, to the extent such concept is applicable, in good standing in those jurisdictions where the conduct or nature of their business makes such qualification or license necessary, except for those jurisdictions in which the failure by the SBG Shareholder to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, an SBG Material Adverse Effect. The SBG Shareholder has all requisite corporate power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, an SBG Material Adverse Effect. The SBG Shareholder has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which such it is a party and to carry out the transactions contemplated hereby and thereby.

10.2 Company. As of the Closing, (a) the Company is a kabushiki kaisha duly incorporated and validly existing under the Laws of Japan, (b) the sole owner of the SBG Existing Shares is the SBG Shareholder, which owns such SBG Shareholder Existing Shares free and clear of any and all Liens, (c) the Company has not engaged in any activity, business or other operation since its organization, other than incorporation-related matters and any actions taken to carry out the transactions contemplated by this Agreement and the other Transaction Documents, (d) the

Company does not owe any debts, liabilities, taxes or other obligations to any Person and (e) the articles of incorporation of the Company are in the form of the Articles.

10.3 Authorization and Binding Effect. The execution and delivery of this Agreement and the other Transaction Documents by the SBG Shareholder, the performance by the SBG Shareholder of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof have been or shall be duly authorized by all requisite action on the part of the SBG Shareholder. This Agreement and the other Transaction Documents have been or shall be duly executed and delivered by the SBG Shareholder, and, assuming due execution and delivery by the Tempus Shareholder and other parties thereto, constitute or shall constitute legal, valid and binding obligations of the SBG Shareholder, enforceable against the SBG Shareholder in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

10.4 No Conflict. The execution and delivery by the SBG Shareholder of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the SBG Shareholder of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, does not and will not (a) violate, conflict with or result in a breach of, cause acceleration to, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the organizational documents of the SBG Shareholder; (ii) any of the terms, conditions or provisions of any material Contract to which the SBG Shareholder is a party, or by which the SBG Shareholder or any of its properties is bound or (iii) assuming the accuracy of the representations and warranties of the Tempus Shareholder in Section 11, any term or provision of any Law or Order applicable to the SBG Shareholder, (b) result in the creation or imposition of any Lien on the properties of the SBG Shareholder, or (c) require consent or approval under any of the terms, conditions or provisions of any material Contract to which the SBG Shareholder is a party, or by which the SBG Shareholder or any of its properties is bound, except, in the case of clauses (a)(ii), (a)(iii), (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, an SBG Material Adverse Effect.

10.5 Consents and Approvals. The execution, delivery and performance by the SBG Shareholder of this Agreement and the other Transaction Documents does not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) filings necessary for incorporation of the Company (b) Closing Regulatory Approvals, (c) the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of the SBG Shareholder and its Subsidiaries to consummate the transactions contemplated hereby or thereby and (c) as would not reasonably be expected to have, individually or in the aggregate, an SBG Material Adverse Effect.

10.6 Brokers and Finders. No Person acting on behalf or under the authority of the SBG Shareholder is or shall be entitled to any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated hereby.

10.7 No Insolvency Event. No Insolvency Event, which may reasonably affect its execution or performance of this Agreement, is pending, or to the best of its knowledge, threatened against it.

10.8 No Lawsuit. There is no lawsuit, action, claim, arbitration or legal, administrative or other proceeding or governmental investigation, which may reasonably affect its execution or performance of this Agreement, pending or, to the best of its knowledge, threatened against it in any jurisdiction.

11.	Representations and Warranties of the Tempus Shareholder

The Tempus Shareholder hereby represents and warrants to the SBG Shareholder as of the Effective Date and the Closing Date (or as of such other date and time as may be expressly provided herein) as follows:

11.1 Organization and Power. The Tempus Shareholder is a corporation, duly incorporated and validly existing in good standing under the Laws of the State of Delaware. The Tempus Shareholder is duly qualified or licensed to do business and, to the extent such concept is applicable, in good standing in those jurisdictions where the conduct or nature of their business makes such qualification or license necessary, except for those jurisdictions in which the failure by the Tempus Shareholder to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Tempus Material Adverse Effect. The Tempus Shareholder has all requisite corporate, limited liability company or similar power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Tempus Material Adverse Effect. The Tempus Shareholder has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

11.2 Authorization and Binding Effect. The execution and delivery of this Agreement and the other Transaction Documents by the Tempus Shareholder, the performance by the Tempus Shareholder of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof have been or shall be duly authorized by all requisite action on the part of the Tempus Shareholder. This Agreement and the other Transaction Documents have been or shall be duly executed and delivered by the Tempus Shareholder, and, assuming due execution and delivery by the SBG Shareholder and other parties thereto, constitute or shall constitute legal, valid and binding obligations of the Tempus Shareholder, as applicable, enforceable against the Tempus Shareholder in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

11.3 No Conflict. The execution and delivery by the Tempus Shareholder of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Tempus Shareholder of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not and will not (a) violate, conflict with or result in a breach of, cause acceleration to, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the certificate of incorporation or other organizational documents of the Tempus Shareholder, (ii) any of the terms, conditions or provisions of any material Contract to which the Tempus Shareholder is a party, or by which the Tempus Shareholder or any of its properties is bound or (iii) assuming the accuracy of the representations and warranties of the SBG Shareholder in Section 10, any term or provision of any Law or Order applicable to the Tempus Shareholder, (b) result in the creation or imposition of any Lien on the properties of the Tempus Shareholder or (c) require consent or approval under any of the terms, conditions or provisions of any material Contract to which the Tempus Shareholder is a party, or by which the Tempus Shareholder or any of its properties is bound, except, in the case of clauses (a)(ii), (a)(iii), (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Tempus Material Adverse Effect.

11.4 Consents and Approvals. The execution, delivery and performance by the Tempus Shareholder of this Agreement and the other Transaction Documents does not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) the Closing Regulatory Approvals, (b) the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of the Tempus Shareholder to consummate the transactions contemplated hereby or thereby and (c) as would not reasonably be expected to have, individually or in the aggregate, a Tempus Material Adverse Effect.

11.5 CFIUS. Neither the Tempus Shareholder nor its Affiliates are, own or control, a U.S. business that produces, designs, tests, manufactures, fabricates or develops one or more critical technologies as defined under 31 C.F.R. 800.215. The Tempus Shareholder has no current intention of engaging in such activities in the future.

11.6 Compliance with Data Laws. The Tempus Shareholder is, and at all times since inception has been, in material compliance with all Laws relating to the access, collection, storage, transmission, transfer (including cross-border transfer), disclosure, use, security, disposal or other processing of personal data (the “Data Protection Laws”), including Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all binding rules and regulations promulgated thereunder (“HIPAA”) with regard to protected health information (as such term is defined under HIPAA). The data licensed by the Tempus Shareholder has been collected and licensed in compliance with the Data Protection Laws and de-identified in compliance with 45 C.F.R. § 164.514.

11.7 Brokers and Finders. No Person acting on behalf or under the authority of the Tempus Shareholder is or shall be entitled to any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated hereby.

11.8 No Insolvency Event. No Insolvency Event, which may reasonably affect its execution or performance of this Agreement, is pending, or to the best of its knowledge, threatened against it.

11.9 No Lawsuit. There is no lawsuit, action, claim, arbitration or legal, administrative or other proceeding or governmental investigation, which may reasonably affect its execution or performance of this Agreement, pending or, to the best of its knowledge, threatened against it in any jurisdiction.

12.	Fair Market Value

12.1 The “Fair Market Value” of assets as of the Fair Market Value Determination Date will be the fair value for such assets, as determined by an independent Big 4 Accounting Firm, or, if no such accounting firm is independent, such other independent third-party, internationally recognized, independent valuation agent (the “Independent Appraiser”) selected by the Board and mutually consented to by the Initial Shareholders, such consent not to be unreasonably withheld, conditioned or delayed, to deliver a written determination of the Fair Market Value of such assets (such determination to include a report setting forth all material analyses used in arriving at such determination, which, for the avoidance of doubt, such analyses shall assume a sale on arm’s-length terms, that such assets are transferred free of Liens, and taking into account any other factors that the Independent Appraiser reasonably believes should be taken into account) within [***] days of being engaged or such shorter time as the Independent Appraiser and the Board may reasonably determine. Each of the Initial Shareholders is entitled to make submissions to the Independent Appraiser, including oral submissions, and will provide (or ensure that the Company provides) the Independent Appraiser with such assistance and documents as the Independent Appraiser reasonably requests for the purpose of reaching a determination of the Fair Market Value, subject to the Independent Appraiser agreeing to provide such confidentiality undertakings as the Initial Shareholders or the Company, as applicable, may reasonably require. To the extent not provided for by this Section 12.1, the Independent Appraiser may, in its reasonable discretion, determine such other procedures to assist with the valuation as it considers appropriate, including (to the extent it considers necessary) retaining professional advisors to assist it in reaching its determination of the Fair Market Value. The determination of the Independent Appraiser of the Fair Market Value shall be final and binding on the Initial Shareholders (absent manifest error or fraud); provided that such determination shall not change the other requirements of determining the Fair Market Value. For the avoidance of doubt, as used in this Section 12.1, for purposes of any (a) Additional Funding, the “assets” shall mean the enterprise value of the Company (provided that for purposes of any Additional In-Kind Contribution that is approved in accordance with Section 6.2(j), “assets” shall mean the applicable Additional In-Kind Contribution so approved) and (b) exercise by the Tempus Shareholder of the Consolidation Option, the “assets” shall mean the Controlling Interest.

13.	Term and Termination; Withdrawal of Shareholders

13.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until terminated pursuant to Section 13.2.

13.2 Termination. This Agreement may be terminated as follows:

(a) by mutual written agreement of the SBG Shareholder and the Tempus Shareholder;

(b) by either the SBG Shareholder or the Tempus Shareholder, effective immediately upon written notice to the other Initial Shareholder and the Company, at any time after the date that is 180 days after the Effective Date (the “Long Stop Date”) if Closing has not occurred by the Long Stop Date; provided that the right to terminate this Agreement under this Section 13.2(b) shall not be available to any Initial Shareholder whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Long Stop Date and such action or failure to act constitutes a breach of this Agreement;

(c) Subject to Section 13.5 and Section 13.6, automatically (in its entirety) without notice on the date upon which all Company Securities (other than any Company Securities to be issued to employees of the Company pursuant to an Employee Incentive Plan) are owned by one Shareholder; or

(d) by the commencement of any proceedings for the (voluntary or involuntary) liquidation of the Company in each case subject to Section 7.11 and in accordance with (i) applicable Law, (ii) the passing of an order of any court appointing a provisional liquidator in any other proceeding seeking the liquidation of the Company, (iii) the occurrence of any dissolution event provided in the Companies Act or the Articles or (iv) the Shareholders’ resolution to approve dissolution the Company.

13.3 No Withdrawal. Except as expressly provided in this Agreement, no Shareholder will have the power or right to withdraw from the Company prior to the dissolution and winding up of the Company pursuant this Agreement, the Articles and applicable Law except with the prior written approval of all the Initial Shareholders. Upon a Transfer of all of a Shareholder’s Company Securities in a Transfer permitted by this Agreement, subject to Section 13.5 and Section 13.6, such Shareholder will cease to be a Shareholder. In the case of a Transfer by a Shareholder of less than all such Shareholder’s Company Securities, such Shareholder’s voting and other rights will be reduced proportionately for all other purposes upon the effective time of such Transfer.

13.4 Effect. Except as otherwise expressly provided in this Agreement, the withdrawal of any Shareholder as a shareholder of the Company shall not have any effect on this Agreement or any of the other Transaction Documents for the remaining Shareholders or the remaining contract parties, subject to Section 13.2(c).

13.5 Continuing Liability. Withdrawal from this Agreement for any reason shall not release any Shareholder from any liability or obligation which has already accrued as of the effective date of such withdrawal under this Agreement or any of the other Transaction Documents, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Shareholder may have hereunder, at law, in equity or otherwise or which may arise out of or in connection with such withdrawal.

13.6 Survival. Section 1, Section 13.5, this Section 13.6, Section 13.7 and Section 14 shall survive the termination of this Agreement. For the avoidance of doubt, termination of this Agreement shall not have any effect on the rights and obligations of the parties under any of the other Transaction Documents.

13.7 Termination Fee. In the event either the SBG Shareholder or the Tempus Shareholder terminates this Agreement prior to the Closing Date pursuant to Section 13.2(b) (the effective date of such termination, the “Long Stop Termination Effective Date”), (a) each of the SBG Shareholder and the Tempus Shareholder shall deliver to the Company, by wire transfer of immediately available funds within [***] days of the Long Stop Termination Effective Date, an amount equal to [***] of any authorized pre-closing expenses incurred by the Company (the “Pre-closing Fees”) as of the Long Stop Termination Effective Date (which, for clarity, shall not exceed [***] U.S. Dollars (US$ [***]) for each party or [***] U.S. Dollars (US$ [***]) in the aggregate) and (b) the SBG Shareholder shall cause the Company to pay such Pre-closing Fees by wire transfer of immediately available funds. For clarity, upon the Closing, any Pre-closing Fees incurred pursuant to the Data Access and Preparation Services set forth in the Data License Agreement will be credited against and deemed to be included within the [***] Japanese Yen (¥[***]) amount payable by the Company pursuant to Section 6(b) of the Data License Agreement.

14.	General Provisions

14.1 Limitation of Liabilities. EXCEPT IN RESPECT OF ANY DAMAGES (AS DEFINED IN THIS AGREEMENT) IN CONNECTION WITH ANY THIRD-PARTY CLAIM, IN NO EVENT WILL EITHER INITIAL SHAREHOLDER BE RESPONSIBLE FOR LOST PROFITS OR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL LOSS OR DAMAGE, REGARDLESS OF WHETHER EITHER SHAREHOLDER SHOULD HAVE FORESEEN ANY SPECIAL CIRCUMSTANCES THAT CAUSED SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL EITHER INITIAL SHAREHOLDER’S AGGREGATE LIABILITY FOR CLAIMS ARISING FROM UNDER THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO ¥[***], EXCEPT IN THE EVENT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

14.2 Indemnification. Each of the Shareholders (each, an “Indemnifying Party”) shall indemnify, defend and hold harmless each of the other Shareholders, the Company and each of their respective Affiliates, officers, directors, employees, shareholders, advisors, consultants, agents and other Representatives (each, an “Indemnified Party”) from and against any loss, liability, claim, damage or expenses (including reasonable legal fees and expenses) (collectively, “Damages”) suffered or incurred by any such Indemnified Party in connection with a suit or action instituted by a third party, as a result of or arising out of any breach of any representation, warranty or covenant of the Indemnifying Party contained in or made pursuant to this Agreement. Notwithstanding the foregoing, each Shareholder acknowledges and agrees that any breach of any representation, warranty or covenant of the Indemnifying Party contained in or made pursuant to this Agreement shall permit the Indemnified Party to bring a claim for breach of contract or claims based on other principles in accordance with applicable Law. The remedies set forth in this Section 14.2 shall be in addition to any other rights provided by this Agreement, the other Transaction Documents or under applicable Law. The representations and warranties and covenants of the SBG Shareholder and the Tempus Shareholder contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Tempus Shareholder or the SBG Shareholder.

14.3 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of Japan without regard to the conflict of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

14.4 Dispute Resolution.

(a) Subject to Section 7.12, any dispute or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

(b) The tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”) who shall be appointed as follows: (i) each disputing party shall nominate one Arbitrator, and the two (2) Arbitrators so appointed shall appoint a third (3rd) Arbitrator who shall act as chairman of the tribunal; (ii) if either party fails to nominate an Arbitrator within [***] days of receiving a request for arbitration, such Arbitrator shall be appointed by the SIAC; and (iii) if the two (2) Arbitrators to be nominated by the disputing parties fail to agree upon a third (3rd) Arbitrator within [***] days following the appointment of the second (2nd) Arbitrator, the third (3rd) Arbitrator shall be appointed by the SIAC in accordance with the Arbitration Rules of SIAC.

(c) The language of the arbitration shall be in English.

(d) The Arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in the applicable Transaction Document giving rise to the dispute. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(e) Each party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

(f) The costs and expenses of the arbitration, including the fees of the Arbitrators, reasonable costs and expenses (including attorneys’ fees), shall be borne by the party against whom the arbitral award is made.

(g) Any award made by the Arbitrators shall be final and binding on each of the parties that were parties to the dispute and the parties agree to cooperate in the satisfaction and enforcement of any such award made by the Arbitrators. If the Arbitrators determine a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the Arbitrators may award the prevailing party a corresponding percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

(h) The parties to such arbitration shall keep any such arbitration confidential and shall not disclose to any Person, other than those necessary to the proceedings, the existence of the arbitration, any information, testimony or documents submitted during the arbitration or received from any other party, a witness or the Arbitrators in connection with the arbitration, and any award, unless and to the extent that disclosure is required by Law or is necessary for permitted court proceedings, such as proceedings to recognize or enforce an award.

(i) An arbitral tribunal constituted under this Agreement, or at any time prior to the arbitral tribunal being constituted, may, at the request of a party to the arbitration, consolidate the arbitration proceeding with any other arbitration arising under this Agreement or any other Transaction Documents, if the arbitration proceedings raise common questions of law or fact, and consolidation would not prejudice the rights of any party to the dispute. If two or more arbitral tribunals under such agreements issue consolidation orders, the order issued by the arbitral tribunal first constituted shall prevail.

(j) Any party may make an application to the Arbitrators or to any court of competent jurisdiction seeking any interim measures, including injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

14.5 Notices and Other Communications. Any notice, consent, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and in English and shall be (a) delivered personally to the Person or to an officer of the Person (as designated by such Person to receive any such notice or, in the absence of such designation, any officer of such Person) to whom the same is directed, (b) sent by internationally recognized express delivery service (with tracking capability, which tracking information shall be delivered via e-mail copy, receipt of which need not be acknowledged) or (c) via e-mail at the following addresses:

If to the SBG Shareholder, the SBG Class A Shareholder or the Company (before the Closing):

SoftBank Group Corp.

Tokyo Port City Takeshiba Office Tower

1-7-1 Kaigan, Minato-ku

Tokyo, Japan 105-7537

Attention:  Kotaro Ueno

E-mail:    [***]

with a copy (which copy shall not constitute notice) to:

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-Chome, Chiyoda-ku

Tokyo, Japan 100-6529

Attn:    Kenneth A. Siegel

E-mail:    ksiegel@mofo.com

and

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

Attention:  Erik G. Knudsen

E-mail:     eknudsen@mofo.com

If to the Tempus Shareholder:

Tempus AI, Inc.

600 West Chicago Avenue, Suite 510

Chicago, IL 60654

Attention:  Legal Department

E-mail:    [***]

with a copy (which copy shall not constitute notice) to:

K&L Gates

Toranomon Hills Mori Tower 28F

1-23-1 Toranomon, Minato-ku

Tokyo, 105-6328

Attention:  Ryan Dwyer; Aiko Yamada

E-mail:    ryan.dwyer@klgates.com; aiko.yamada@klgates.com

and

Cooley LLP

110 N Wacker Dr Suite 4200

Chicago, IL 60606

Attention:   Rick Ginsberg

Email:    rginsberg@cooley.com

or to such other address or to the attention of any other Person as the recipient party has specified to the other Shareholders in writing delivered in accordance with this Section 14.5. Any such notice, consent, demand or communication will be deemed to have been delivered and received (x) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems and (y) in the case of e-mail, on the date sent by e-mail (if no automated notice of delivery failure is received by the sender).

14.6 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language (including Japanese) shall be for accommodation only and shall not be binding upon the Shareholders. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

14.7 Severability. Unless otherwise expressly provided herein, each Shareholder’s rights hereunder are several rights, not rights jointly held with any of the other Shareholders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.8 Confidential Information; Announcements.

(a) “Confidential Information” shall mean:

(i) this Agreement, each other Transaction Document and the provisions of each of the foregoing; and

(ii) any non-public business, financial, technical or marketing information or other confidential or proprietary information, in each case of any Shareholder, the Company or their respective Affiliates that is received by a Shareholder under or in connection with this Agreement.

(b) Each Shareholder shall, and shall cause its Representatives to, keep confidential, and not use or disclose to any Person, any Confidential Information of any other Shareholder or the Company unless:

(i) with the prior written consent of the Person to which such Confidential Information relates;

(ii) such disclosure is to such Shareholder’s Representatives or legal, tax or financial advisors to the extent reasonably necessary in connection with the performance of the Transaction Documents or compliance with applicable Law; provided that such Representatives are informed of the confidential nature of such information and are directed to comply with the terms of this Section 14.8 and that the disclosing Shareholder shall remain responsible for any breach of confidentiality by such Representatives;

(iii) the use or disclosure of such Confidential Information is authorized under the terms of any Transaction Document;

(iv) such Confidential Information is publicly known other than through disclosure by such Shareholder or its Representatives;

(v) such Confidential Information is otherwise known to such Shareholder prior to disclosure by the other Shareholder or the Company, as applicable, other than through disclosure by a third party in breach of a duty of confidentiality or by reason of the prior disclosure of Confidential Information pursuant to a binding non-disclosure agreement (or the terms of this Section 14.8);

(vi) such Confidential Information is being disclosed in an announcement made in accordance with Section 14.9;

(vii) such disclosure is required by (i) applicable Law, (ii) any Governmental Authority, irrespective of whether the requirement has the force of Law or (iii) the rules of any securities exchange on which such Shareholder’s or Representative’s securities are listed, provided in each case that such disclosure is limited to such information as may be reasonably necessary to comply with any such requirement;

(viii) such Confidential Information was developed by such Shareholder or Representative independent of any Confidential Information of any other Shareholder and there is written evidence to that effect; or

(ix) such disclosure is to any Person proposing to acquire the Shares held by such Shareholder in a manner permitted by this Agreement and the Representatives of such proposed acquirer, where (i) such Confidential Information is disclosed to facilitate such acquisition and is legitimately required for such purpose and (ii) such Shareholder has entered into a written agreement with the proposed acquirer requiring the proposed acquirer and its Representatives to maintain the confidentiality of the Confidential Information on terms that are no less restrictive than this Section 14.8.

(c) If any Shareholder is no longer an actual Shareholder (for the purposes of this Section 14.8, the “Former Shareholder”), each other Shareholder or the Company, as applicable, may by written notice require the Former Shareholder to return or destroy Confidential Information of such notifying Shareholder or the Company, as applicable. If so required, the Former Shareholder shall, and shall cause its Representatives to, return or destroy all documents to the extent reasonably technically feasible and containing the Confidential Information of such notifying Shareholder or the Company, as applicable, as soon as reasonably practicable after receiving the relevant notice. Notwithstanding the foregoing, each Shareholder and its Representatives may retain copies of such Confidential Information as is required by applicable Law or the bona fide document retention policy, compliance policy or back-up policies or procedures of such Shareholder or Representative (as the case may be). This Section 14.8 shall continue to apply to any Confidential Information so retained.

14.9 Public Announcements. No Shareholder may issue any press release or make any public statement with respect to the Transaction Documents, the Company or the Business without the prior written consent of the Initial Shareholders and the Company (which consent shall not be unreasonably withheld, conditioned or delayed). The foregoing shall not prohibit any Shareholder from issuing or making any releases or statements required by (a) applicable Law, (b) any Governmental Authority, irrespective of whether the requirement has the force of Law or (c) the rules of any securities exchange on which such Shareholder’s or its Affiliate’s securities are listed; provided that such Shareholder shall use its commercially reasonable efforts to consult with the other Shareholders before issuing or making any such release or statement as to its form, content and timing.

14.10 Use of Initial Shareholder Name or Logo. Without the prior written consent of the SBG Shareholder, and except as otherwise provided in the IP License Agreement and the SBG Brand License Agreement and only in accordance with their respective terms, none of the Shareholders (other than the SBG Shareholder), the Company and their respective Affiliates shall use, publish, reproduce or refer to the name, trademark, trade name, business names logo, trade dress, service mark, domain name or website of the SBG Shareholder or their respective Affiliates, including “SoftBank”, “SB” or any similar name, trademark, trade name, business names, logo, trade dress, service mark, domain name or website in any discussion, documents or materials or otherwise, including for marketing, advertising or promotional or other purposes. Without the prior written consent of the Tempus Shareholder, and except as otherwise provided in the IP License Agreement and only in accordance with its terms, none of the Shareholders (other than the Tempus Shareholder), the Company and their respective Affiliates shall use, publish, reproduce or refer to the name, trademark, trade name, business names, logo, trade dress, service mark, domain name or website of the Tempus Shareholder or their respective Affiliates, including “Tempus” or any similar name, trademark, trade name, business names logo, trade dress, service mark, domain name or website in any discussion, documents or materials or otherwise, including for marketing, advertising or promotional or other purposes.

14.11 General Interpretative Principles. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. All article, section, exhibit and schedule references are to the articles, sections, exhibits and schedules of this Agreement unless otherwise specified. The use of the word “including” in this Agreement will be by way of example rather than by limitation and will be deemed to mean “including, without limitation.” The use of the word “or” is inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like. All references herein to “yen” or “¥” are to Japanese Yen and references to “dollars” or “$” are to U.S. dollars. Subject to the last sentence of Section 7.14(b), any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with US GAAP. Any references herein to any period of days will mean the relevant number of calendar days unless otherwise specified, and any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day will be automatically extended to the next succeeding Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. Whenever required by the context, references to a “Fiscal Year” will refer to a portion thereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

14.12 Further Assurances. The parties to this Agreement shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement and the other Transaction Documents.

14.13 Expenses. Each of the Shareholders will bear its own costs and expenses, including fees and expenses of legal counsel, accountants, brokers, consultants and other Representatives used or hired in connection with the negotiation and preparation of this Agreement and the other Transaction Documents, and consummation of the transactions contemplated hereby and thereby; provided that [***].

14.14 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a party to this Agreement unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving party. The failure of a party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by another party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of such party to enforce each and every such provision thereafter.

14.15 Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents constitute the entire agreement between the parties hereto and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof and thereof. No agreement or understanding amending this Agreement shall be binding upon any party to this Agreement unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized Representatives of each of the Initial Shareholders and the Company.

14.16 Assignment. No Shareholder shall assign this Agreement without the prior written consent of the Initial Shareholders. Notwithstanding the foregoing, after the Closing, a Shareholder may assign this Agreement to one or more of its Affiliates; provided that (a) such assignee assumes in writing the assigning Shareholder’s obligations under this Agreement, (b) the assigning Shareholder shall, concurrently with such assignment, provide written notice of such assignment to the Initial Shareholders and the Company, (c) no assignment shall release the assigning Shareholder from its obligations hereunder and (d) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay the assigning Shareholder from performing its obligations under this Agreement or the other Transaction Documents. Any attempted assignment in violation of this Section 14.16 shall be void. Subject to the preceding sentences of this Section 14.16, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

14.17 No Agency; No Partnership. Nothing in this Agreement or any of the Transaction Documents (or any of the arrangements contemplated by them) shall be deemed to constitute a partnership between the Shareholders nor, except as may be expressly set out in it, constitute any Shareholder the agent of any other Shareholder for any purpose.

14.18 No Beneficiaries. Nothing herein, express or implied, is intended to or shall be construed to confer upon or give to any Person, other than the Shareholders and the Company, any interests, rights, remedies or other benefits, or obligations or liabilities with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

14.19 Conflict. In the event that any provision of this Agreement conflicts with or is inconsistent with any provision of the Articles, to the extent permitted by applicable Law, the terms of this Agreement shall control and prevail in all respects over the Articles, and each Shareholder shall vote all of the Company Securities now or hereafter controlled, owned or held beneficially or of record thereby, at each annual or extraordinary general meeting of shareholders of the Company, in favor of, and take all actions by written resolution in lieu of any such meeting, and take all other reasonable actions, as are necessary to ensure that at all times the Articles do not impair, limit, restrict, prevent or otherwise adversely affect any provision of this Agreement.

14.20 Change of Control.

(a) For the avoidance of doubt, other than as set forth elsewhere in this Agreement, no change of control of the Initial Shareholders, whether direct or indirect, shall have any effect on the terms of this Agreement, other Transaction Documents or any other Contract necessary for the operation of the Company, which shall remain in full force and effect and continue to bind the parties and their respective successors in such a change of control who shall be bound by the same terms and conditions set forth herein.

(b) Notwithstanding the foregoing subsection (a) or anything else to the contrary in this Agreement, if one of the Initial Shareholders undergoes a change of control, then from and after such change of control event, the written consent of such Initial Shareholder will no longer be required for the approval of any Shareholder Reserved Matter and, in addition:

(i) if such Initial Shareholder owns at least [***] of Company Interest as of the effective date of such change of control, then such Initial Shareholder will thereafter be deemed to own less than [***] of Company Interest but at least [***] of Company Interest pursuant to Section 7.2(c)(ii) and such Initial Shareholder shall have the right to nominate [***] Directors; and

(ii) if such Initial Shareholder owns less than [***] of Company Interest as of the effective date of such change of control, then such Initial Shareholder shall have the right to nominate [***].

(c) For purposes of this Section 14.20, “control” shall have the meaning set forth in Section 1.1.

14.21 Aggregation of Company Securities. All Company Securities held or acquired by Affiliates of a Shareholder shall be aggregated among such Shareholder and its Affiliates for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate. Notwithstanding anything to the contrary contained in this Agreement, the Company Securities held or acquired by the SBG Class A Shareholder shall be aggregated with the Company Securities held or acquired by the SBG Shareholder for purposes of the preceding sentence.

14.22 Additional Shareholders. Notwithstanding anything to the contrary contained herein, if (i) the Company issues additional Company Securities after the Closing Date, (ii) there is any Transfer of Company Securities pursuant to Section 8 or (iii) a Shareholder allocates any portion of preemptive rights to an Affiliate in accordance with Section 6.2(a), as a condition to such issuance or Transfer of Company Securities or allocation, the Company shall require that such purchaser, Transferee or Affiliate become a party to this Agreement by executing and delivering a joinder agreement to this Agreement, in form and substance reasonably acceptable to both Initial Shareholders and the Company (“Joinder Agreement”), agreeing to be bound by and subject to the terms of this Agreement as Shareholder hereunder. Each Person that so executes and delivers a Joinder Agreement pursuant to the preceding sentence shall thereafter be deemed a Shareholder for all purposes under this Agreement. In addition, each Shareholder agrees to take all such actions as may be necessary to amend the Transaction Documents, the Articles, the Shareholder Register and the Commercial Register in connection with any issuance of additional Company Securities or Transfer of Company Securities to reflect such changes to such documents as may be mutually agreed by the Shareholders.

14.23 Conversion of Class A Stock. Following the [***]-year anniversary of the issuance of shares of Class A Stock, in the event a Shareholder of shares of Class A Stock desires to exercise its right to convert such shares into shares of Common Stock as set forth in the Articles, then, in addition to complying with any requirements under the Articles, such Shareholder shall deliver a written notice to each of the Initial Shareholders of its intent to so convert by no later than the time such notice is delivered to the Company. Upon delivery of such notice, each of the Initial Shareholders and the Company shall take such actions as may be necessary to give effect to such conversion as promptly as practicable. In addition, the Initial Shareholder receiving such notice shall have the right to convert its shares of Class A Stock into shares of Common Stock upon the same terms and conditions set forth in the notice by issuing a cross-notice to such other Shareholder and the Company.

14.24 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized Representatives to execute and deliver this Agreement as of the Effective Date.

SOFTBANK GROUP CORP.

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Representative Director, Corporate Officer, Chairman & CEO

SOFTBANK GROUP JAPAN CORPORATION

By:	/s/ Masayoshi Son
Name:	Masayoshi Son
Title:	Representative Director

TEMPUS AI, INC.

By:	/s/ Jim Rogers
Name:	Jim Rogers
Title:	Treasurer and Chief Financial Officer

PEGASOS CORP.

By:	/s/ Ippei Mimura
Name:	Ippei Mimura
Title:	Representative Director

Signature Page to Joint Venture Agreement

Schedule 7.11

Shareholder Reserved Matters

[***]

Schedule 7.13(a)

Initial Business Plan Principles

[***]

Exhibit A

Form of Articles of Incorporation

(See attached.)

Exhibit B

Form of License Fees Payment Timing Confirmation

(See attached.)

Exhibit C

Form of SBG Subscription Agreement

(See attached.)

Exhibit D-1

Form of Tempus Common Stock Subscription Agreement

(See attached.)

Exhibit D-2

Form of Tempus Class A Stock Subscription Agreement

(See attached.)